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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:                 OCTOBER 28, 1998

DATE OF EARLIEST EVENT
REPORTED:                       FEBRUARY 12, 1998

                         MAGELLAN HEALTH SERVICES, INC.

            (Exact name of registrant as specified in its charter).

           DELAWARE                         1-6639                        58-1076937
   (State of incorporation)        (Commission File Number)      (IRS Employer Identification
                                                                             No.)

   3414 PEACHTREE ROAD, N.E., SUITE 1400, ATLANTA,                     30326
                       GEORGIA
       (Address of principal executive offices)                      (Zip Code)

                                 (404) 841-9200

              (Registrant's telephone number, including area code)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

    On February 12, 1998, a wholly-owned subsidiary of the Registrant, MBC Merger Corporation, merged with Merit Behavioral Care Corporation ("Merit") whereby Merit became a wholly-owned subsidiary of the Registrant (the "Company" or "Magellan").

    The Company acquired all of the outstanding stock of Merit for approximately $448.9 million in cash plus the repayment of Merit's debt. The Company accounted for the Merit acquisition using the purchase method of accounting. Merit manages behavioral healthcare programs for approximately 21.6 million covered lives across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, employers and labor unions, federal, state and local government agencies, and various state Medicaid programs.

    In connection with the consummation of the Merit acquisition, the Company consummated certain related transactions (together with the Merit acquisition, collectively, the "Transactions"), as follows: (i) the Company terminated its credit agreement (the "Magellan Existing Credit Agreement"); (ii) the Company repaid all loans outstanding pursuant to and terminated Merit's existing credit agreement (the "Merit Existing Credit Agreement"); (iii) the Company completed a tender offer for its 11 1/4% Series A Senior Subordinated Notes due 2004 (the "Magellan Outstanding Notes"); (iv) Merit completed a tender offer for its 11 1/2% Senior Subordinated Notes due 2005 (the "Merit Outstanding Notes"); (v) the Company entered into a new senior secured bank credit agreement (the "New Credit Agreement") with The Chase Manhattan Bank and a syndicate of financial institutions, providing for credit facilities of up to $700.0 million; and (vi) the Company issued its 9% Senior Subordinated Notes due 2008 (the "Old Notes") pursuant to an indenture, dated February 12, 1998, between the Company and Marine Midland Bank, as Trustee (the "Indenture"). The Company has initiated an exchange offer, expiring on November 9, 1998, in which it is offering to exchange its 9% Series A Senior Subordinated Notes (the "New Notes") for the Old Notes. The Old Notes and the New Notes are collectively referred to hereinafter as the "Notes."

    The New Credit Agreement provides for (a) a term loan facility in an aggregate principal amount of $550 million (the "Term Loan Facility"), consisting of an approximately $183.3 million Tranche A Term Loan (the "Tranche A Term Loan"), an approximately $183.3 million Tranche B Term Loan (the "Tranche B Term Loan") and an approximately $183.3 million Tranche C Term Loan (the "Tranche C Term Loan") and (b) a revolving credit facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150 million (the "Revolving Facility").

    The following table sets forth the sources and uses of funds for the Transactions (in millions):

SOURCES:
Cash and cash equivalents.........................................  $    59.3
New Credit Agreement:
  Revolving Facility (1)..........................................       20.0
  Term Loan Facility..............................................      550.0
The Old Notes.....................................................      625.0
                                                                    ---------
  Total sources...................................................  $ 1,254.3
                                                                    ---------
                                                                    ---------

USES:
Cash paid to Merit shareholders...................................  $   448.9
Repayment of Merit Existing Credit Agreement (2)..................      196.4
Purchase of Magellan Outstanding Notes (3)........................      432.1
Purchase of Merit Outstanding Notes (4)...........................      121.6
Transaction costs (5).............................................       55.3
                                                                    ---------
Total uses........................................................  $ 1,254.3
                                                                    ---------
                                                                    ---------

(1) The Revolving Facility provides for borrowings of up to $150.0 million. At February 12, 1998, the Company had approximately $112.5 million available for borrowing pursuant to the Revolving Facility, excluding approximately $17.5 million of availability reserved for certain letters of credit.

(2) Includes principal amount of $193.6 million and accrued interest of $2.7 million.

(3) Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.

(4) Includes principal amount of $100.0 million, tender premium of $18.9 million and accrued interest of $2.8 million.

(5) Transaction costs include, among other things, costs paid at closing associated with the tender offers for the Magellan Outstanding Notes and the Merit Outstanding Notes, the Old Notes offering, the Merit acquisition and the New Credit Agreement.

    The total consideration in the Merit acquisition was determined through arm's length negotiations between representatives of Magellan and Merit. No directors or officers of Magellan and its affiliates or Merit and its affiliates had any material relationship prior to the Merit acquisition.

    Magellan and its provider business affiliates and Merit and its behavioral managed care affiliates transacted business in the ordinary course prior to the Merit acquisition.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

FINANCIAL STATEMENTS

    The following Merit Financial Statements, together with the independent public accountants' reports thereon, are included herein:

1)  Audited Consolidated Balance Sheets as of September 30, 1997 and 1996;

2) Audited Consolidated Statements of Operations for the years ended September 30, 1997, 1996 and 1995;

3) Audited Consolidated Statements of Stockholder's Equity for the years ended September 30, 1997, 1996 and 1995;

4) Audited Consolidated Statements of Cash Flows for the years ended September 30, 1997, 1996 and 1995;

5)  Unaudited Consolidated Balance Sheet as of December 31, 1997;

6) Unaudited Consolidated Statements of Operations for the three months ended December 31, 1997 and 1996;

7) Unaudited Consolidated Statements of Cash Flows for the three months ended December 31, 1997 and 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Merit Behavioral Care Corporation

    We have audited the accompanying consolidated balance sheets of Merit Behavioral Care Corporation (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merit Behavioral Care Corporation as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

    As discussed in Note 4 to the financial statements, effective October 1, 1995, the Company changed its method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts.

Deloitte & Touche LLP

November 14, 1997
New York, New York

                       MERIT BEHAVIORAL CARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                            DECEMBER
                                                               31,         SEPTEMBER 30,
                                                                        --------------------
                                                              1997        1997       1996
                                                           -----------  ---------  ---------
                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents................................   $  26,153   $  43,886  $  19,833
Accounts receivable, net of allowance for doubtful
  accounts of $1,711 at December 31, 1997 (unaudited) and
  $2,603 and $1,996 at September 30, 1997 and 1996.......      49,917      41,884     28,383
Restricted cash and investments..........................      53,783      47,593     27,542
Deferred income taxes....................................       6,616       6,616      2,296
Other current assets.....................................       7,300      13,129      2,481
                                                           -----------  ---------  ---------
    Total current assets.................................     143,769     153,108     80,535

Property, plant and equipment, net.......................      82,427      83,312     67,880
Goodwill and other intangibles, net of accumulated
  amortization of $89,047 at December 31, 1997
  (unaudited) and $82,637 and $59,781 at September 30,
  1997 and 1996..........................................     187,597     195,192    162,849
Restricted cash and investments..........................       3,880       3,727      5,668
Deferred financing costs, net of accumulated amortization
  of $2,871 at December 31, 1997 (unaudited) and $2,484
  and $1,142 at September 30, 1997 and 1996..............      10,246      10,634     11,362
Other assets.............................................      23,552      22,772     16,507
                                                           -----------  ---------  ---------
Total assets.............................................   $ 451,471   $ 468,745  $ 344,801
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.........................................   $   7,217   $  11,347  $   5,888
Claims payable...........................................     106,957     102,834     57,611
Deferred revenue.........................................       8,747       8,131      6,577
Accrued interest.........................................       2,336       5,161      5,008
Current portion of long-term debt........................       1,263       6,498        500
Other current liabilities................................      15,307      18,386     13,079
                                                           -----------  ---------  ---------
    Total current liabilities............................     141,827     152,357     88,663

Long-term debt...........................................     318,002     323,002    253,500
Deferred income taxes....................................      13,525      15,388     30,669
Other long-term liabilities..............................       5,034       3,862      1,451

COMMITMENTS AND CONTINGENCIES (SEE NOTE 11)

STOCKHOLDERS' EQUITY:
Common stock (40,000,000 shares authorized, $0.01 par
  value, 29,396,158 shares issued at December 31, 1997
  (unaudited) and 29,396,158 and 28,398,800 shares issued
  at September 30, 1997 and 1996)........................         294         294        284
Additional paid in capital...............................      10,193       8,949     (9,756)
Accumulated deficit......................................     (30,979)    (28,307)   (14,435)
Notes receivable from officers...........................      (6,425)     (6,800)    (5,470)
                                                           -----------  ---------  ---------
                                                              (26,917)    (25,864)   (29,377)
Less common stock in treasury (21,000 shares)............          --          --       (105)
                                                           -----------  ---------  ---------
  Total stockholders' equity.............................     (26,917)    (25,864)   (29,482)
                                                           -----------  ---------  ---------
Total liabilities and stockholders' equity...............   $ 451,471   $ 468,745  $ 344,801
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                    THREE MONTHS ENDED
                                                       DECEMBER 31,               YEARS ENDED SEPTEMBER 30,
                                                --------------------------  -------------------------------------
                                                    1997          1996         1997         1996         1995
                                                ------------  ------------  -----------  -----------  -----------
                                                (UNAUDITED)   (UNAUDITED)
Revenue.......................................   $  177,217    $  128,625   $   555,717  $   457,830  $   361,549
Expenses:
  Direct service costs........................      145,997       102,932       449,563      361,684      286,001
  Selling, general and administrative.........       22,091        16,579        67,450       64,523       49,823
  Amortization of intangibles.................        7,231         6,799        26,897       25,869       21,373
  Restructuring charge........................           --            --            --        2,995           --
  Income from joint ventures..................       (1,649)           --            --           --           --
                                                ------------  ------------  -----------  -----------  -----------
                                                    173,670       126,310       543,910      455,071      357,197
Operating income..............................        3,547         2,315        11,807        2,759        4,352
Other income (expense):
  Interest income and other...................        1,074           780         3,497        2,838        1,498
  Interest expense............................       (7,216)       (6,186)      (25,063)     (23,826)          --
  Loss on disposal of subsidiary..............           --            --        (6,925)          --           --
  Merger costs and special charges............         (545)           --        (1,314)      (3,972)          --
                                                ------------  ------------  -----------  -----------  -----------
                                                     (6,687)       (5,406)      (29,805)     (24,960)       1,498
(Loss) income before income taxes and
  cumulative effect of accounting change......       (3,140)       (3,091)      (17,998)     (22,201)       5,850
(Benefit) provision for income taxes..........         (468)         (219)       (4,126)      (5,332)       4,521
                                                ------------  ------------  -----------  -----------  -----------
(Loss) income before cumulative effect of
  accounting change...........................       (2,672)       (2,872)      (13,872)     (16,869)       1,329
Cumulative effect of accounting change for
  deferred contract start-up costs, net of tax
  benefit of $757.............................           --            --            --       (1,012)          --
                                                ------------  ------------  -----------  -----------  -----------
Net (loss) income.............................   $   (2,672)   $   (2,872)  $   (13,872) $   (17,881) $     1,329
                                                ------------  ------------  -----------  -----------  -----------
                                                ------------  ------------  -----------  -----------  -----------
Pro forma net (loss) income assuming the new
  method of accounting for deferred contract
  start-up costs was applied retroactively....   $   (2,672)   $   (2,872)  $   (13,872) $   (16,869) $       317
                                                ------------  ------------  -----------  -----------  -----------
                                                ------------  ------------  -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                       RETAINED        NOTES
                                                 COMMON STOCK          ADDITIONAL      EARNINGS     RECEIVABLE      COMMON
                                          --------------------------    PAID IN      (ACCUMULATED      FROM        STOCK IN
                                             SHARES        AMOUNT       CAPITAL        DEFICIT)      OFFICERS      TREASURY
                                          -------------  -----------  ------------  --------------  -----------  -------------
BALANCE SEPTEMBER 30, 1994..............      1,000,000   $      10   $    118,877   $      2,117    $      --     $      --
Net income..............................             --          --             --          1,329           --            --
                                          -------------       -----   ------------  --------------  -----------        -----

BALANCE SEPTEMBER 30, 1995..............      1,000,000          10        118,877          3,446           --            --
Recapitalization from merger:
  Redemption of common stock............       (915,754)         (9)      (258,129)            --           --            --
  Merger with MDC Acquisition Corp......        415,023           4        104,996             --           --            --
  Stock dividend........................     24,763,531         247           (247)            --           --            --
  Issuance of stock to management.......      3,156,000          32         15,748             --       (5,800)           --
  Deferred taxes associated with
    merger..............................             --          --          7,594             --           --            --
Tax benefit from exercise of Merck stock
  options...............................             --          --          1,505             --           --            --
Repayment of notes receivable...........             --          --             --             --          265            --
Cancellation of note receivable.........        (20,000)         --           (100)            --          100            --
Repurchase of common stock..............             --          --             --             --           --          (600)
Sale of common stock....................             --          --             --             --          (35)          495
Net loss................................             --          --             --        (17,881)          --            --
                                          -------------       -----   ------------  --------------  -----------        -----

BALANCE SEPTEMBER 30, 1996..............     28,398,800         284         (9,756)       (14,435)      (5,470)         (105)
Issuance of stock for CMG acquisition...        739,358           7          5,538             --           --            --
Tax benefit from exercise of Merck stock
  options...............................             --          --         11,630             --           --            --
Repayment of notes receivable...........             --          --             --             --          250            --
Repurchase of common stock..............             --          --             --             --           --           (30)
Sale of common stock....................        258,000           3          1,537             --       (1,580)          135
Net loss................................             --          --             --        (13,872)          --            --
                                          -------------       -----   ------------  --------------  -----------        -----

BALANCE SEPTEMBER 30, 1997..............     29,396,158   $     294   $      8,949   $    (28,307)   $  (6,800)    $      --
                                          -------------       -----   ------------  --------------  -----------        -----
                                          -------------       -----   ------------  --------------  -----------        -----

        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,            YEARS ENDED SEPTEMBER 30,
                                                       --------------------------  -------------------------------
                                                           1997          1996        1997       1996       1995
                                                       ------------  ------------  ---------  ---------  ---------
                                                        (UNAUDITED   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income....................................   $   (2,672)   $   (2,872)  $ (13,872) $ (17,881) $   1,329
Adjustments to reconcile net (loss) income to net
  cash provided by (used for) operating activities:
    Income from joint ventures.......................       (1,649)           --          --         --         --
    Loss on sale of subsidiary.......................           --            --       6,925         --         --
    Cumulative effect of accounting change...........           --            --          --      1,012         --
    Depreciation and amortization....................       11,028         9,907      39,400     36,527     28,150
    Amortization of deferred financing costs.........          387           335       1,342      1,142         --
    Deferred taxes and other.........................         (619)         (369)     (4,409)    (6,068)       379
    Restructuring charge.............................           --            --          --      2,995         --
Changes in operating assets and liabilities, net of
  the effect of acquisitions:
    Accounts receivable..............................       (8,033)       (6,492)     (9,781)       265     (8,545)
    Restricted cash and investments..................       (6,190)         (149)    (13,051)   (10,166)    (7,357)
    Other current assets.............................        1,092        (1,336)      1,257       (607)    (4,528)
    Deferred contract start-up costs.................         (335)         (637)     (6,067)    (4,816)    (6,231)
    Accounts payable and accrued liabilities.........       (5,295)       (4,526)     16,224     14,864     11,982
    Change in non-current assets and other...........        1,454           773       1,558     (1,282)    (1,503)
                                                       ------------  ------------  ---------  ---------  ---------
Net cash provided by (used for) operating
  activities.........................................      (10,832)       (5,366)     19,526     15,985     13,676
                                                       ------------  ------------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment.......       (3,073)       (5,554)    (23,951)   (23,808)   (31,529)
    Cash used for acquisitions, net of cash
      acquired.......................................           --            --     (42,645)   (12,676)    (9,580)
    Investments in and advances to joint ventures....         (541)         (850)     (2,595)    (2,931)   (14,860)
    Repayments of advances from joint ventures.......        1,859           180         675        420         --
    Sales (purchases) of marketable securities.......           --            --      (4,111)     1,143      3,533
    Long-term restrictions removed from (placed on)
      cash...........................................         (153)           47       1,941     (2,183)      (211)
    Proceeds from sale of subsidiary and property,
      plant and equipment............................        4,867            --          --         --         --
                                                       ------------  ------------  ---------  ---------  ---------
    Net cash provided by (used for) investing
      activities.....................................        2,959        (6,177)    (70,686)   (40,035)   (52,647)
                                                       ------------  ------------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from capital contribution...............           --            --          --    114,980         --
    Borrowings from parent...........................           --            --          --         --     32,882
    Proceeds from bridge loan........................           --            --          --     75,000         --
    Proceeds from revolving credit facility..........       25,000        40,000     187,500    163,500         --
    Proceeds from senior term loans..................           --            --      80,000    120,000         --
    Proceeds from sale of notes......................           --            --          --    100,000         --
    Redemption of common stock.......................           --            --          --   (258,138)        --
    Repayment of due to parent.......................           --            --          --    (67,878)        --
    Repayment of bridge loan.........................           --            --          --    (75,000)        --
    Repayment of senior term loans...................       (5,235)         (500)       (500)        --         --
    Repayment of revolving credit facility...........      (30,000)      (35,000)   (191,500)  (129,500)        --
    Payment of financing costs.......................           --            --        (602)   (12,504)        --
    Other............................................          375           250         315        125         --
                                                       ------------  ------------  ---------  ---------  ---------
    Net cash provided by (used for) financing
      activities.....................................       (9,860)        4,750      75,213     30,585     32,882
                                                       ------------  ------------  ---------  ---------  ---------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.....      (17,733)       (6,793)     24,053      6,535     (6,089)
Cash and cash equivalents at beginning of year.......       43,886        19,833      19,833     13,298     19,387
                                                       ------------  ------------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............   $   26,153    $   13,040   $  43,886  $  19,833  $  13,298
                                                       ------------  ------------  ---------  ---------  ---------
                                                       ------------  ------------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

    Merit Behavioral Care Corporation (the "Company") was incorporated in the State of Delaware in March 1993 as a wholly-owned subsidiary of Medco Containment Services, Inc. ("Medco"). The Company manages behavioral healthcare programs for payors across all segments of the healthcare industry, including health maintenance organizations, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies, and various state Medicaid programs. Behavioral healthcare involves the treatment of a variety of behavioral health conditions such as emotional and mental health problems, substance abuse and other personal concerns that require counseling, outpatient therapy or more intensive treatment services.

    On November 18, 1993, Merck & Co., Inc. ("Merck") acquired all of the outstanding shares of Medco (See Note 3).

    On October 6, 1995, the Company completed a merger (the "Merger") with MDC Acquisition Corp. ("MDC"), a company formed by Kohlberg Kravis Roberts & Co., L.P. ("KKR"), whereby MDC was merged with and into the Company. In connection with the Merger, the Company changed its name from Medco Behavioral Care Corporation to Merit Behavioral Care Corporation (See Note 2).

2. MERGER

    Prior to the Merger, the Company was a wholly-owned subsidiary of Merck & Co., Inc. ("Merck"). As a result of the Merger, KKR and Company management and related entities obtained approximately 85% of the post-Merger common stock of the Company. In connection with the Merger, Merck received $326,016 in cash (which reflects various final purchase price adjustments) and retained approximately 15% of the common stock of the post-Merger Company. The Merger was accounted for as a recapitalization which resulted in a charge to equity of $258,138 to reflect the redemption of common stock. In conjunction with the Merger, the Company paid a stock dividend of approximately 49.6 shares for each share of the Company's stock then outstanding.

    The Merger was financed with $114,980 of new cash equity, consisting of $105,000 from affiliates of KKR and $9,980 from Company management and related entities ("Management"). Management acquired an additional $5,800 of equity which was funded by loans from the Company. The balance of the transaction was funded with a $75,000 bridge loan (the "Bridge Loan") provided by an affiliate of KKR and $155,000 of initial borrowings under a $205,000 senior credit facility among the Company, The Chase Manhattan Bank, N.A. and Bankers Trust Company (the "Senior Credit Facility"). The aforementioned proceeds were utilized to redeem common stock for $258,138, repay amounts due Merck of $67,878, and pay certain fees and expenses related to the Merger. Of the total fees and expenses, $5,500 was paid to KKR.

3. BASIS OF PRESENTATION

    On November 18, 1993, Merck acquired all the outstanding shares of Medco in a transaction accounted for by the purchase method. As a result of this acquisition, a new basis of accounting was established and as such, the appraised value of the Company's assets and liabilities was recognized as of November 18, 1993.

                       MERIT BEHAVIORAL CARE CORPORATION

3. BASIS OF PRESENTATION (CONTINUED)
    The appraisal determined that identified intangible assets, consisting principally of customer contracts, had an appraised value of $112,000 and related deferred taxes of $47,800 at the acquisition date. These identified intangible assets are being amortized on a straight line basis over a weighted average life of 12 years. Based on the allocation of the purchase price to the net tangible and identified intangible assets and liabilities of the Company, an excess of the allocated purchase price over the fair value of net assets acquired of approximately $47,988 was recorded as goodwill. Such goodwill is being amortized on a straight line basis over 40 years.

    The unaudited consolidated financial statements of the Company as of December 31, 1997 and for the three-month periods ended December 31, 1997 and 1996, were prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been made to present fairly the consolidated financial position and results of operations and cash flows for these periods. The results of operations for the period ended December 31, 1997 are not necessarily indicative of the expected results for the year ending September 30, 1998.

    Certain prior year amounts have been reclassified to conform to the current year presentation.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS

    The Company considers all liquid investment instruments with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation.

    RESTRICTED CASH AND INVESTMENTS--CURRENT

    Restricted cash and investments--current at September 30, 1997 and 1996 includes $11,020 and $11,713, respectively, of cash held under the terms of certain customer contracts that require a claims fund to be established and segregated for the purpose of paying customer behavioral healthcare claims. Under these arrangements, a reconciliation process is typically conducted annually between the customer and the Company to determine the amount of unexpended funds, if any, accruing to the Company. This cash is unavailable to the Company for purposes other than the payment of customer claims

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) until such reconciliation process has been completed. The amount of cash held under such arrangements in excess of anticipated customer claims at September 30, 1997 and 1996 was $6,197 and $4,267, respectively.

    The Company held surplus cash balances of $29,325 and $13,715 as of September 30, 1997 and 1996, respectively, as required by contracts with various state and local governmental entities. In addition, at September 30, 1997 and 1996, the Company held surplus cash balances of $3,137 and $1,214, respectively, as required by various other contracts. These contracts require the segregation of such cash as financial assurance that the Company can meet its obligations thereunder.

    The Company has a subsidiary organized in the State of Missouri that is licensed to do business as a foreign corporation in the State of California and is subject to regulation by the Department of Corporations of the State of California. Pursuant to these regulatory requirements, certain amounts of cash are required to be retained for the use of this subsidiary. Included in restricted cash and investments--current at September 30, 1997 and 1996 is $0 and $900, respectively, under such requirements.

    The Company has short-term marketable securities consisting of treasury notes and certificates of deposit, carried at amortized cost which approximates fair value. All of the Company's short-term marketable securities are classified as held-to-maturity. The Company held short-term marketable securities in the amount of $4,011 at September 30, 1997 as required by the Company's contract with a governmental entity.

    RESTRICTED CASH AND INVESTMENTS--NON-CURRENT

    At September 30, 1997 and 1996, $6,623 and $7,168, respectively, of cash and marketable securities were held by subsidiaries of the Company that are organized and regulated under state law as insurance companies. Such insurance companies are required to maintain certain minimum statutory deposits and reserves with respect to the payment of future claims. The amount of cash in excess of the liabilities of such subsidiaries and not available for dividend to the Company without prior regulatory approval was $3,559 and $5,510 at September 30, 1997 and 1996, respectively. As a result, such amounts of cash held by these subsidiaries have been classified as a long-term asset in the accompanying consolidated balance sheets.

    All of the Company's long-term marketable investments are classified as held-to-maturity; in addition, such investments are carried at amortized cost which approximates fair value.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on a straight line basis over the estimated useful lives of the assets as follows:

Machinery and equipment.......................................  5 Years
Integrated managed care information system....................  7 Years
Furniture and fixtures........................................  15 Years
                                                                Life of
Leasehold improvements........................................  lease

    Expenditures for maintenance, repairs and renewals of minor items are charged to operations as incurred. Major betterments are capitalized.

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The integrated managed care information system (the "System") represents costs incurred in the development and adaptation of AMISYS software for use in the Company's business. In addition to purchased hardware and software costs, the payroll and related benefits of employees who are exclusively engaged in the development and deployment of the System are capitalized. The System was substantially complete in October 1995 at which time the Company began installing the System in various area and regional offices in the Company's service delivery system. As the System is installed in an office, the office is allocated a ratable portion of the total cost of the System, at which time the allocated cost is depreciated over an estimated useful life of 7 years.

    GOODWILL AND OTHER INTANGIBLES

    The Company amortizes costs in excess of the net assets of businesses acquired on a straight line basis over periods not to exceed 40 years. Contingent consideration is charged to goodwill when paid and is amortized over the remaining life of such goodwill, not to exceed 40 years. The Company periodically reviews the carrying value of goodwill to assess recoverability and other than temporary impairments.

    Goodwill and intangible assets consisted of the following at September 30, 1997 and 1996:

                                                                         1997         1996
                                                                      -----------  -----------
Customer Contracts..................................................  $    88,074  $    80,000
Provider Network....................................................       12,000       12,000
Trade Names and other...............................................       20,000       20,000
Goodwill............................................................      157,755      110,630
                                                                      -----------  -----------
                                                                      $   277,829  $   222,630
                                                                      -----------  -----------
                                                                      -----------  -----------

    DEFERRED CONTRACT START-UP COSTS

    The Company defers contract start-up costs related to new contracts or expansion of existing contracts that require the implementation of separate, dedicated service delivery teams, provider networks and delivery systems or the establishment of a local clinical organization in a new geographic area to service the new program. The Company defers only costs which (i) are separately identified, incremental and segregated from ordinary operating expenses; (ii) provide a direct, quantifiable benefit to future periods; and (iii) are fully recoverable from contract revenues directly attributable to such benefit. The incremental costs deferred by the Company include, among other things, consulting fees, salary costs, travel costs, office costs and network and reporting system development costs. Consulting fees deferred by the Company relate primarily to the recruitment, credentialling and contracting of the particular customer's provider network. The salary costs relate primarily to employees of the Company dedicated to clinical protocol design, network development activities and program reporting and information systems customization for the specific customer. These contract start-up costs are capitalized and amortized on a straight line basis over the initial term of the related contract. The amortization periods range from one to five years, with a weighted-average life at September 30, 1997 and 1996 of 4.3 and 3.3 years, respectively. Amortization of deferred contract start-up costs was $3,096, $2,848, and $1,315 for the periods ended September 30, 1997, 1996, and 1995, respectively. During the periods ended September 30, 1997, 1996, and 1995, the Company deferred contract start-up costs of $6,067,

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$4,816, and $6,231, respectively. Other non-current assets include $9,036 and $6,077 of unamortized deferred contract start-up costs at September 30, 1997 and 1996, respectively.

    Effective October 1, 1995, the Company changed its method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts (i) to expense costs relating to start-up activities incurred after commencement of services under the contract, and (ii) to limit the amortization period for deferred start-up costs to the initial contract period. Prior to October 1, 1995, the Company capitalized start-up costs related to the completion of the provider networks and reporting systems beyond commencement of contracts and, in limited instances, amortized the start-up costs over a period that included the initial renewal term associated with the contract. Under the new policy, the Company does not defer contract start-up costs after contract commencement, or amortize start-up costs beyond the initial contract period. The change was made to increase the focus on controlling costs associated with contract start-ups.

    The pro forma effect of the change, had the Company adopted this new accounting policy in prior years, is to decrease total assets by $1,769 and decrease total liabilities by $757 as of September 30, 1995, and to increase costs and expenses by $1,769 ($1,012 after taxes) for the year ended September 30, 1995. The effect of the change on fiscal 1996 and 1997 cannot be reasonably estimated.

    REVENUE RECOGNITION

    Typically, the Company charges each of its customers a flat monthly capitation fee for each beneficiary enrolled in such customer's behavioral health managed care plan or Employee Assistance Program ("EAP"). This capitation fee is generally paid to the Company in the current month. Contract revenue billed in advance of performing related services is deferred and recognized ratably over the period to which it applies. For a number of the Company's behavioral health managed care programs, the capitation fee is divided into outpatient and inpatient fees, which are recognized separately.

    Outpatient revenue is recognized monthly as it is received; inpatient revenue is recognized monthly and is in most cases (i) paid to the Company monthly (in cases where the Company is responsible for the payment of inpatient claims) or in certain cases (ii) retained by the customer for payment of inpatient claims. When the customer retains the inpatient revenue, actual inpatient costs are periodically reconciled to amounts retained and the Company receives the excess of the amounts retained over the cost of services, or reimburses the customer if the cost of services exceeds the amounts retained. In certain instances, such excess or deficiency is shared between the Company and the customer. A significant portion of the Company's revenue is derived from capitated contracts.

    DIRECT SERVICE COSTS

    Direct service costs are comprised principally of expenses associated with managing, supervising and providing the Company's services, including third-party network provider charges, various charges associated with the Company's staff offices, inpatient facility charges, costs associated with members of management principally engaged in the Company's clinical operations and their support staff, and rent for certain offices maintained by the Company in connection with the delivery of services. Direct service costs are recognized in the month in which services are expected to be rendered. Network provider and facility charges for authorized services that have not been reported and billed to the Company (known as

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) incurred but not reported expenses, or "IBNR") are estimated and accrued based on historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. Such costs are included in the caption "Claims payable" in the accompanying consolidated balance sheets.

    INCOME TAXES

    Deferred taxes are provided for the expected future income tax consequences of events that have been recognized in the Company's financial statements. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

    LONG-LIVED ASSETS

    The Financial Accounting Standards Board issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, in March 1995. The general requirements of this statement are applicable to the properties and intangible assets of the Company and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. The Company adopted this standard on October 1, 1996. No impairment losses have been identified by the Company.

    STOCK-BASED COMPENSATION PLANS

    During fiscal 1997, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. As permitted by SFAS 123, however, the Company has elected to continue to recognize and measure compensation for its stock rights and stock option plans in accordance with the existing provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). See Note 16 for pro forma disclosures of net loss as if the fair value-based method prescribed by SFAS No. 123 had been applied.

    DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments. The Company's short-term marketable securities and long-term marketable investments are carried at amortized cost which approximates fair value. The carrying amount of loans made to certain joint ventures engaged in the development of Medicaid programs (Note 9) approximates fair value which was estimated by discounting future cash flows using rates at which similar loans would be made to borrowers with similar credit ratings. The carrying value for the variable rate debt outstanding under the Senior Credit Facility (as described in Note 6) approximates the fair value. The fair value of the Company's senior subordinated notes (see

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Note 6) is estimated to be $109,000 at September 30, 1997 (based on quoted market prices) which compares to the carrying value of $100,000.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the dispersion of such customers across different businesses and geographic regions.

5. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment consisted of the following at September 30:

                                                                         1997         1996
                                                                      -----------  ----------
Machinery and equipment.............................................  $    58,988  $   44,896
Integrated managed care information system..........................       38,914      28,349
Furniture and fixtures..............................................       16,665      12,795
Leasehold improvements..............................................        3,443       2,977
                                                                      -----------  ----------
                                                                          118,010      89,017
Accumulated depreciation and amortization...........................      (34,698)    (21,137)
                                                                      -----------  ----------
                                                                      $    83,312  $   67,880
                                                                      -----------  ----------
                                                                      -----------  ----------

    Depreciation and amortization related to property, plant and equipment was $12,503, $10,658, and $6,776 for the periods ended September 30, 1997, 1996, and
1995, respectively.

6. LONG TERM DEBT

    Long-term debt consisted of the following at September 30:

                                                                         1997         1996
                                                                      -----------  -----------
Revolving Loans.....................................................  $    30,000  $    34,000
Senior Term Loan A..................................................       70,000       70,000
Senior Term Loan B..................................................      129,500       50,000
Notes...............................................................      100,000      100,000
                                                                      -----------  -----------
                                                                          329,500      254,000
Less current portion................................................       (6,498)        (500)
                                                                      -----------  -----------
                                                                      $   323,002  $   253,500
                                                                      -----------  -----------
                                                                      -----------  -----------

    SENIOR CREDIT FACILITY--In October 1995, the Company entered into a credit agreement (the "Credit Agreement"), which provided for secured borrowings from a syndicate of lenders. The Senior Credit Facility consisted initially of (i) a six and one-half year revolving credit facility (the "Revolving Credit Facility") providing for up to $85,000 in revolving loans, which includes borrowing capacity available for letters of credit of up to $20,000, and (ii) a term loan facility providing for up to $120,000 in term loans, consisting of a $70,000 senior term loan with a maturity of six and one-half years ("Senior Term Loan A"),

                       MERIT BEHAVIORAL CARE CORPORATION

6. LONG TERM DEBT (CONTINUED)
and a $50,000 senior term loan with a maturity of eight years ("Senior Term Loan B"). On September 12, 1997, the Senior Term Loan B was increased by $80,000 to $130,000 with the maturity extended one and one-half years. The additional borrowings from Senior Term Loan B were primarily obtained to fund the acquisition of CMG Health, Inc. ("CMG"), as discussed in Note 8. At September 30, 1997, $30,000 of revolving loans and five letters of credit totaling $8,313 were outstanding under the Revolving Credit Facility, and approximately $46,687 was available for future borrowing. At September 30, 1996, $34,000 of revolving loans and three letters of credit totaling $425 were outstanding under the Revolving Credit Facility, and approximately $50,575 was available for future borrowings.

    In October 1996, a scheduled repayment of $500 was made on Senior Term Loan
B. The annual amortization schedule of the Senior Term Loans is $6,498 in 1998, $10,000 in 1999, $12,500 in 2000, $20,000 in 2001, $25,000 in 2002 and $125,502
thereafter. The Senior Term Loans are subject to mandatory prepayment (i) with the proceeds of certain asset sales and (ii) on an annual basis with 50% of the Company's Excess Cash Flow (as defined in the Credit Agreement) for so long as the ratio of the Company's Total Debt (as defined in the Credit Agreement) to annual Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA" as defined in the Credit Agreement) is greater than 3.5 to 1.0. Proceeds in the amount of $4,735 received in October 1997 as a result of the disposal of one of the Company's subsidiaries (See Note 17) have been classified as current in accordance with the mandatory prepayment loan provision. At September 30, 1997, approximately $662 has been classified as current in accordance with mandatory prepayment requirements for Excess Cash Flow.

    The Company is charged a commitment fee calculated at an EBITDA-dependent rate ranging from 0.250% to 0.500% per annum of the commitment under the Revolving Credit Facility in effect on each day. The Company is charged a letter of credit fee calculated at an EBITDA-dependent rate ranging from 0.375% to 1.750% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.250% per annum of the face amount of each letter of credit. Loans under the Credit Agreement bear interest at EBITDA-dependent floating rates, which are, at the Company's option, based upon (i) the higher of the Federal funds rate plus 0.5%, or bank prime rates, or (ii) Eurodollar rates. Rates on borrowing outstanding under the Senior Credit Facility averaged 8.1% and 8.3% for the years ended September 30, 1997 and 1996, respectively.

    NOTES--On November 22, 1995, the Company issued $100,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2005 (the "Private Notes"), the net proceeds of which were applied to repay the Bridge Loan (including accrued interest) and a portion of the Revolving Credit Facility. On March 20, 1996, the Company exchanged the Private Notes for $100,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2005 that are registered under the Securities Act of 1933 (the "Notes"). The Notes are senior subordinated, unsecured obligations of the Company.

    The Company may be obligated to purchase at the holders' option all or a portion of the Notes upon a change of control or asset sale, as defined in the indenture for the Notes (the "Notes Indenture"). The Notes are not redeemable at the Company's option prior to November 15, 2000, except that at any time on or prior to November 15, 1998, under certain conditions the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of a public offering of the common stock of the Company. The redemption price is equal to 111.50% of the principal amount if the redemption is on or prior to November 15, 1997, and 110.50% if the redemption is on or prior to November 15, 1998. From and after November 15, 2000, the Notes will be subject to redemption at the

                       MERIT BEHAVIORAL CARE CORPORATION

6. LONG TERM DEBT (CONTINUED)
option of the Company, in whole or in part, at various redemption prices, declining from 105.75% of the principal amount to par on and after November 15, 2004. The Notes mature on November 15, 2005.

    The Credit Agreement and the Notes Indenture contain restrictive covenants that, among other things and under certain conditions, limit the ability of the Company to incur additional indebtedness, to acquire (including a limitation on capital expenditures) or to dispose of assets or operations, to incur liens on its property or assets, to make advances, investments and loans, and to pay any dividends. The Company must also satisfy certain financial covenants and tests.

    Borrowings under the Credit Agreement are secured by a first priority lien on the capital stock of certain of the Company's subsidiaries.

7. NOTES RECEIVABLE FROM OFFICERS

    In October 1995, the Company loaned several officers an aggregate of $5,800 for the purchase of common stock of the Company; subsequent to the Merger, additional loans totaling $1,615 were made to officers for the purchase of shares of common stock. Each loan is represented by a promissory note which bears interest at a rate of 6.5% per annum.

    These notes are full recourse obligations of the officers, are collateralized by the pledge of common stock of the Company held by such officers and may be prepaid in part or in full without notice or penalty. Notes receivable totaling $250 and $265 were repaid during the periods ended September 30, 1997 and 1996, respectively. Also a note for $100 was canceled in January 1996 for receipt of shares of common stock. The remaining outstanding notes are due as follows: $20 in 1998 and $6,780 in 2001. The notes are shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets.

8. ACQUISITIONS

    On September 12, 1997, the Company paid an initial $48,740 and issued 739,358 shares of Company common stock to acquire all of the capital stock of CMG, a Maryland-based provider of managed behavioral healthcare services. The acquisition was accounted for as a purchase transaction. The consolidated financial statements of the Company include the operating results of CMG from the date of the acquisition. The purchase price for CMG was allocated to the net assets acquired based upon their estimated fair values. The Company common stock issued in the acquisition was assigned a value of $7.50 per share based on a valuation analysis performed by an independent third party. The excess of the purchase price over the net tangible assets acquired amounted to $64,715 and is being amortized over periods up to 40 years using the straight-line method. The purchase price allocation was based on preliminary estimates and may be revised upon final valuation. The Company is obligated to make contingent payments to the former shareholders of CMG if the financial results of certain contracts exceed specified base-line amounts. Such contingent payments are subject to an aggregate maximum of $23,500. Any such additional payments will be recorded as goodwill.

    The following summary of the unaudited pro forma consolidated results of operations of the Company for the years ended September 30, 1997 and 1996 assumes the CMG acquisition occurred as of the beginning of the respective periods. The pro forma results include the combined historical results of the Company and CMG, and pro forma adjustments to reflect (i) interest expense associated with the debt incurred to finance the acquisition, (ii) changes to depreciation and amortization related to the allocation of the cost of CMG to the assets acquired and liabilities assumed and (iii) reductions of

                       MERIT BEHAVIORAL CARE CORPORATION

8. ACQUISITIONS (CONTINUED)
salaries, benefits and certain other costs included in the historical results of CMG which will be eliminated as a result of the acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred at the beginning of the respective periods, or which may result in the future.

                                                                             UNAUDITED
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------
Revenue.............................................................  $   653,477  $   522,857
Net loss............................................................      (15,048)     (16,939)

    In August 1996, the Company paid approximately $340 to acquire Orion Life Insurance Company ("Orion"), a Delaware life and health insurance company. Orion holds insurance licenses in 17 states and provides the Company with the ability to underwrite future business in those states should a customer require that a licensed insurance entity underwrite its behavioral health program.

    On December 19, 1995, the Company paid an initial $50 with a subsequent payment of $2,950 in January 1996 to acquire ProPsych, Inc. ("ProPsych"), a Florida-based behavioral health managed care company. As of September 30, 1996, the Company recorded additional goodwill in the amount of $400 for a final contingent payment made to the former shareholders of ProPsych in November 1996.

    On October 5, 1995, the Company paid an initial $8,730 to acquire Choate Health Management, Inc. and certain related entities ("Choate"), a Massachusetts-based integrated behavioral healthcare organization. The Company made a contingent consideration payment of $1,278 to the former shareholders of Choate in July 1996; such payment was recorded as goodwill. In June 1997, the Company and the former Choate shareholders signed an agreement which provided for the settlement of the contingent consideration related to Choate. Such agreement required no further payments by the Company. Choate was sold by the Company in September 1997 (See Note 17).

    In September 1995, a contingent payment of $8,550 was made to the former shareholders of BenesYs, a subsidiary of the Company, in full settlement of any and all contingent consideration due to such former shareholders. In April 1995, a final payment of $650 was made related to the acquisition of the clinical protocols of the Washton Institute.

9. JOINT VENTURES

    CMG, which was acquired on September 12, 1997, is a 50% partner in CHOICE Behavioral Health Partnership ("Choice"), a managed behavioral healthcare company. The Company reports its investment in Choice using the equity method. Although the Company reports its share of earnings from the joint venture, the financial statements of Choice are not consolidated with those of the Company. All revenue of the joint venture is from a contract for the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") with Humana, Inc.

                       MERIT BEHAVIORAL CARE CORPORATION

9. JOINT VENTURES (CONTINUED)
    Summarized financial information of the joint venture, representing 100% of its business, as of September 30, 1997 and for the period from September 12, 1997 through September 30, 1997, is as follows:

Current Assets.............  $  38,286  Net Revenues...............  $   3,333
                                        Cost of Providing
Non-Current Assets.........        700  Services...................      2,973
                             ---------                               ---------
    Total Assets...........  $  38,986
                             ---------
                             ---------
                                        Gross Profit...............        360
Total Liabilities..........  $  37,141
Partners' Capital..........      1,845  Other Expenses.............        106
                             ---------                               ---------
Total Liabilities & P.C....  $  38,986  Net Income.................  $     254
                             ---------                               ---------
                             ---------                               ---------

    In March 1994, the Company entered into a joint venture partnership with Community Sector Systems, Inc. ("CSS"), a software development company, to market a proprietary clinical information, communications and case documentation software package. The Company contributed $125 in capital, loaned $1,375 to CSS in 1994 and made an additional loan of $300 to CSS in 1995. In December 1996, the Company converted the $1,375 loan and the accrued interest receivable on the loan of $369 into an equity interest in CSS, and made an additional capital contribution of $500. Additionally, in February 1997 the Company contributed capital of $350 and loaned CSS $150. As of September 30, 1997, the Company has a net loan receivable from CSS of $450 and an equity investment in CSS of $2,719.

    In April 1995, the Company entered into a contractual arrangement with Community Health Network of Connecticut, Inc. ("CHN"), an organization consisting of 11 not-for-profit health centers in Connecticut, under which the Company has agreed to provide CHN with up to a total of $4,000 in unsecured debt to help finance CHN's Medicaid program development costs. As of September 30, 1997 and 1996, the Company had net advances to CHN outstanding of $1,732 and $2,079, respectively.

    Also, in April 1995, the Company entered into a joint venture with Neighborhood Health Providers, LLC ("NHP"), an organization consisting of five hospitals located in Brooklyn and Queens, New York, under which the Company agreed to fund a portion of NHP's Medicaid program development costs in the form of $1,500 in unsecured debt. As of September 30, 1997 and 1996, the Company had net advances of $1,500 to NHP.

    In September 1995, the Company paid $12,010 to Empire Blue Cross and Blue Shield ("Empire") for the right to provide behavioral health managed care services to approximately 750,000 Empire enrollees in the State of New York for a period of eight years. In connection therewith, the Company formed a limited liability company (the "Empire Joint Venture") with the Company and Empire receiving ownership interests of 80% and 20%, respectively. The payment was charged to goodwill and is being amortized over the life of the underlying contract.

    In January 1996, the Company formed a joint venture with the hospital sponsors of NHP under the name Royal Health Care LLC ("Royal"), in which the Company and NHP each holds a 50% equity interest. Royal has management services contracts with certain organizations including NHP and Empire Community Delivery Systems LLC ("ECDS"). During fiscal 1996, the Company made an equity contribution and an unsecured working capital loan to Royal in the amounts of $200 and $228, respectively. During fiscal 1997, the Company made an additional capital contribution of $100 to Royal.

                       MERIT BEHAVIORAL CARE CORPORATION

9. JOINT VENTURES (CONTINUED)
    ECDS, which was formed in fiscal 1996, is a joint venture company in which the Company, NHP and Empire hold interests of approximately 16.7%, 16.7%, and 66.6%, respectively. The Company made capital contributions to ECDS in 1997 and 1996 of $667 and $458, respectively. Also, in 1997 and 1996 the Company provided loans to NHP, the proceeds of which were used to fund NHP's capital contributions to ECDS, of $667 and $458, respectively. The loans to NHP are secured by NHP's interest in ECDS. Empire and ECDS have entered into an agreement under which ECDS will exclusively manage and operate, on behalf of Empire, health care benefit programs (covering all services except behavioral healthcare and vision care) in the five New York City boroughs for Medicaid beneficiaries enrolled in Empire plans. Each of Empire and Royal will provide specified administrative and management services to ECDS to support its delivery of services to Empire under such agreement. Moreover, each of ECDS and Royal will hold specified equity interests in certain independent practice associations (IPAs) providing treatment services to the Empire Medicaid beneficiaries. In addition, Empire has entered into an agreement with the Empire Joint Venture to exclusively provide, on behalf of Empire, all behavioral healthcare services in New York City to such Empire Medicaid enrollees. The Royal and ECDS joint ventures and related agreements have five year terms, with up to three five-year renewals (subject to applicable regulatory approvals). Each such venture and agreement also contains customary termination provisions.

    The receivables from, and the investments in, CSS, NHP, CHN, Royal and ECDS are reflected in "other assets" in the accompanying balance sheets.

                       MERIT BEHAVIORAL CARE CORPORATION

10. INCOME TAXES

    Prior to the Merger, the Company filed a consolidated federal income tax return with Merck. Though no formal tax sharing agreement existed between the Company and Merck, the Company computed federal income taxes on a separate return basis and recorded such taxes in the caption "Due to parent".

    The components of income tax expense (benefit) for the periods ended September 30, are as follows:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Current:
  Federal....................................................  $      --  $      --  $   3,030
  State......................................................        283        736      1,112
                                                               ---------  ---------  ---------
                                                                     283        736      4,142
                                                               ---------  ---------  ---------
Deferred:
  Federal....................................................     (4,848)    (5,495)       200
  State......................................................        439       (573)       179
                                                               ---------  ---------  ---------
                                                                  (4,409)    (6,068)       379
                                                               ---------  ---------  ---------
Total........................................................  $  (4,126) $  (5,332) $   4,521
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The differences between the U.S. federal statutory tax rate and the Company's effective tax rate are as follows:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
U.S. federal statutory tax rate..................................      (35.0)%     (35.0)%      35.0%
State income taxes (net of federal benefit)......................        0.6        0.4       14.4
Capital loss.....................................................        6.9         --         --
Merger expenses..................................................         --        5.8         --
Goodwill.........................................................        3.1        2.3       13.1
Expenses without tax benefit.....................................        1.6        2.0       13.9
Other............................................................       (0.1)       0.5        0.9
                                                                   ---------  ---------        ---
Effective tax rate...............................................      (22.9)%     (24.0)%      77.3%
                                                                   ---------  ---------        ---
                                                                   ---------  ---------        ---

    At September 30, 1997 and 1996, the Company had $46,733 and $23,707, respectively, of deferred income tax assets and $55,505 and $52,080, respectively, of deferred income tax liabilities which have

                       MERIT BEHAVIORAL CARE CORPORATION

10. INCOME TAXES (CONTINUED)
been netted for presentation purposes. The significant components of these amounts are shown on the balance sheet as follows:

                                                   1997                    1996
                                          ----------------------  ----------------------
                                           CURRENT   NON CURRENT   CURRENT   NON CURRENT
                                            ASSET     LIABILITY     ASSET     LIABILITY
                                          ---------  -----------  ---------  -----------
Provision for estimated expenses........  $   7,023   $     507   $   2,630   $   2,161
Capitalized expenses....................       (407)     (1,224)       (334)     (1,436)
Net operating loss carryforwards........         --      28,502          --       9,170
Accelerated depreciation................         --     (20,194)         --     (14,605)
Intangible asset differences............         --     (22,979)         --     (25,959)
                                          ---------  -----------  ---------  -----------
                                          $   6,616   $ (15,388)  $   2,296   $ (30,669)
                                          ---------  -----------  ---------  -----------
                                          ---------  -----------  ---------  -----------

    Management believes that the deferred tax assets will be fully realized based on future reversals of existing taxable temporary differences and projected operating results of the Company. As a result, no valuation allowance has been provided. At September 30, 1997, the Company had U.S. federal net operating loss carryforwards of approximately $76,630 for tax purposes. Approximately $5,920 of the carryforwards expire in 2010, $21,460 expire in 2011 and $49,250 expire in 2012.

11. COMMITMENTS AND CONTINGENCIES

    A. LEASES

    The Company leases office facilities and equipment under various noncancelable operating leases.

    At September 30, 1997, the minimum aggregate rental commitments under noncancelable leases, excluding renewal options, are as follows:

1998..............................................................  $  13,469
1999..............................................................     11,606
2000..............................................................      9,892
2001..............................................................      8,699
2002..............................................................      6,382
Thereafter........................................................     18,219
                                                                    ---------
Minimum lease payments............................................     68,267
Less amounts representing sublease income.........................     (2,060)
                                                                    ---------
                                                                    $  66,207
                                                                    ---------
                                                                    ---------

    Several of the leases contain escalation provisions due to increased maintenance costs and taxes. Scheduled rent increases are amortized on a straight-line basis over the lease term. Total rent expense for the periods ended September 30, 1997, 1996 and 1995 amounted to $15,842, $13,059 and
$10,115, respectively.

                       MERIT BEHAVIORAL CARE CORPORATION

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    B. EMPLOYMENT AGREEMENTS

    The Company and certain of its subsidiaries have employment agreements with various officers and certain other management personnel that provide for salary continuation for a specified number of months under certain circumstances. The aggregate commitment for future salaries at September 30, 1997, excluding bonuses, was approximately $2,735.

    C. LEGAL PROCEEDINGS

    In October 1996, a group of eight plaintiffs purporting to represent an uncertified class of psychiatrists and clinical social workers brought an action under the federal antitrust laws in the United States District Court for the Southern District of New York against nine behavioral health managed care organizations, including the Company (collectively, "Defendants"). The complaint alleges that Defendants violated section 1 of the Sherman Act by engaging in a conspiracy to fix the prices at which Defendants purchase services from mental healthcare providers such as plaintiffs. The complaint further alleges that Defendants engaged in a group boycott to exclude mental healthcare providers from Defendants' networks in order to further the goals of the alleged conspiracy. The complaint also challenges the propriety of Defendents' capitation arrangements with their respective customers, although it is unclear from the complaint whether plaintiffs allege that Defendants unlawfully conspired to enter into capitation arrangements with their respective customers. The complaint seeks treble damages against Defendants in an unspecified amount and a permanent injunction prohibiting Defendants from engaging in the alleged conduct which forms the basis of the complaint, plus costs and attorneys' fees. In January 1997, Defendants filed a motion to dismiss the complaint. On July 21, 1997, a court-appointed magistrate judge issued a report and recommendation to the District Court recommending that Defendants' motion to dismiss the complaint with prejudice be granted. On August 5, 1997, plaintiffs filed objections to the magistrate judge's report and recommendation; such objections have not yet been heard. The Company intends to vigorously defend itself in this litigation. No amounts are recorded on the books of the Company in anticipation of a loss as a result of this contingency.

    The Company is engaged in various other legal proceedings that have arisen in the ordinary course of its business. The Company believes that the ultimate outcome of such proceedings will not have a material effect on the Company's financial position, liquidity or results of operations.

    D. INSURANCE

    Under the Company's professional liability insurance policy, coverage is limited to the period in which a claim is asserted, rather than when the incident giving rise to such claim occurred. The Company has obtained professional liability insurance through October 6, 1998; however, in the event the Company was unable to obtain professional liability insurance at the expiration of the current policy period, it is possible that the Company would be uninsured for claims asserted after the expiration of the current policy period. Historical experience of the Company does not indicate that losses, if any, arising from claims asserted after the expiration of the current professional liability policy period would have a material effect on the Company's financial position, liquidity or results of operations.

                       MERIT BEHAVIORAL CARE CORPORATION

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    E. CHAMPUS CONTRACT

    On April 1, 1997, the Company began providing mental health and substance abuse services, as a subcontractor, to beneficiaries of CHAMPUS in the Southwestern and Midwestern United States, designated as CHAMPUS Regions 7 and
8. The fixed monthly amounts that the Company receives for medical costs and records as revenue are subject to a one-time retroactive adjustment scheduled to be determined in August 1998 based upon actual healthcare utilization during the period known as the "data collection period". The data collection period is the year ended March 31, 1997. Because of the inherent uncertainty surrounding factors included in the determination of the final retroactive adjustment, management has not been able to quantify a range of potential adjustment, and accordingly no adjustments have been recorded as of September 30, 1997. As a result, the amount of recorded revenue and income from the CHAMPUS contract may differ significantly from the amount that would have been recorded had the actual factors been known.

12. RELATED PARTY TRANSACTIONS

    During the period ended September 30, 1997, the Company paid consulting fees and board fees to KKR totaling approximately $500. During the period ended September 30, 1996, the Company paid consulting fees and board fees to KKR totaling approximately $5,900; of such amount, $5,500 related to the Merger and associated financing transactions.

    Prior to the merger, Medco disbursed funds on behalf of the Company for the payment of certain of the Company's U.S. federal, state and local income taxes and certain acquisition transactions described in Note 8.

    Included in expense for the periods ended September 30, 1997, 1996 and 1995 are charges totaling $1,467, $1,218 and $703, respectively, related to a prescription drug benefit program administered by Medco.

    The average balance due to the parent (Medco) for fiscal 1995 was $40,996; such balance was repaid in full on October 6, 1995 in connection with the Merger. A summary of intercompany activity with the parent is as follows:

Due to parent, October 1, 1994...................................  $  37,931
Allocation of costs from parent..................................        379
Intercompany purchases...........................................        659
Income taxes paid by parent......................................      3,795
Cash transfer from parent........................................     28,049
                                                                   ---------
Due to parent, September 30,1995.................................     70,813
Adjustment to income taxes paid by parent........................     (2,935)
Repayment made in connection with the Merger.....................    (67,878)
                                                                   ---------
Due to parent, September 30,1996.................................  $      --
                                                                   ---------
                                                                   ---------

13. RESTRUCTURING CHARGE

    The Company recorded a pre-tax restructuring charge of $2,995 related to a plan, adopted and approved in the fourth quarter of 1996, to restructure its staff offices by exiting certain geographic

                       MERIT BEHAVIORAL CARE CORPORATION

13. RESTRUCTURING CHARGE (CONTINUED)
markets and streamlining the field and administrative management organization of Continuum Behavioral Healthcare Corporation, a subsidiary of the Company. This decision was in response to the results of underperforming locations affected by the lack of sufficient patient flow in the geographic areas serviced by these offices and the Company's ability to purchase healthcare services at lower rates from the network. In addition, it was determined that the Company would be able to expand beneficiary access to specialists and other providers, thereby achieving more cost-effective treatment, and to favorably shift a portion of the economic risk, in some cases, of providing outpatient healthcare to the provider through the use of case rates and other alternative reimbursement methods. The restructuring charge was comprised primarily of accruals for employee severance, real property lease terminations and write-off of certain assets in geographic markets which were being exited. The restructuring plan was substantially completed during fiscal 1997.

14. MAJOR CUSTOMERS

    For fiscal 1997, revenue derived from a state Medicaid contract accounted for approximately 12% of the Company's operating revenues. For fiscal 1996 and 1995, no customer accounted for more than 10% of the Company's operating revenues.

15. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) savings plan covering substantially all employees who have completed one year of active employment during which 1,000 hours of service has been credited. Under the plan, an employee may elect to contribute on a pre-tax basis to a retirement account up to 15% of the employee's compensation up to the maximum annual contributions permitted by the Internal Revenue Code. The Company matches employee contributions at the rate of 50% (25% for periods prior to January 1, 1997) of the employee's contributions to the 401(k) savings plan, up to a maximum of 6% of an employee's annual compensation. The Company's 401(k) savings plan contribution recognized as expense for the periods ended September 30, 1997, 1996 and 1995 was $1,289, $542 and $330,
respectively.

16. STOCK OPTIONS AND AWARDS

    Effective October 1, 1996, the Company adopted SFAS No. 123. As permitted by the standard, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, no compensation cost has been recognized for the Company's option plans. Had the determination of compensation cost for these plans been based on the fair value as of the grant dates for awards under these plans, the Company's net loss for the years ending September 30, 1997 and 1996 would have increased to the pro forma amounts indicated below:

                                                                          1997        1996
                                                                       ----------  ----------
Net loss:
  As reported........................................................  $  (13,872) $  (17,881)
  Pro forma (unaudited)..............................................     (15,729)    (19,428)

    The resulting compensation expense may not be representative of compensation expense to be incurred on a pro forma basis in future years.

                       MERIT BEHAVIORAL CARE CORPORATION

16. STOCK OPTIONS AND AWARDS (CONTINUED)
    In October 1995, the Company adopted the 1995 Stock Purchase and Option Plan for Employees of Merit Behavioral Care Corporation and Subsidiaries (the "1995 Option Plan"). The 1995 Option Plan permits the issuance of common stock and the grant of up to 8,561,000 non-qualified stock options (the "1995 Options") to purchase shares of common stock to key employees of the Company. The exercise price of 1995 Options will not be less than 50% of the fair market value per share of common stock on the date of such grant. Such options vest at the rate of 20% per year over a period of five years. An option's maximum term is 10 years.

    In January 1996, the Company adopted a second stock option plan, the Merit Behavioral Care Corporation Employee Stock Option Plan ("1996 Employee Option Plan"). The 1996 Employee Option Plan covers all employees not included in the 1995 Option Plan whose employment commenced prior to January 1, 1997. The 1996 Employee Option Plan permits the grant of up to 1,000,000 non-qualified stock options (the "1996 Employee Options") to purchase shares of common stock. The 1996 Employee Options vest on the fourth anniversary of the date of grant, provided that the employee remains employed with the Company on such date. The 1996 Employee Options are exercisable after an initial public offering of common stock of the Company meeting certain requirements. An option's maximum term is 10 years.

    The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in the years ending September 30, 1997 and 1996:

                                                                                1997       1996
                                                                              ---------  ---------
Expected dividend yield.....................................................       0.00%      0.00%
Expected volatility.........................................................       1.00%      1.00%
Risk-free interest rates....................................................       6.44%      6.08%
Expected option lives (years)...............................................        7.0        7.0

    Information regarding the Company's stock option plans is summarized below:

                                                         1995 OPTION PLAN             1996 EMPLOYEE OPTION PLAN
                                                 --------------------------------  -------------------------------
                                                               WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                                   SHARES       EXERCISE PRICE       SHARES      EXERCISE PRICE
                                                 -----------  -------------------  ----------  -------------------
Outstanding at October 1, 1995.................           --                               --
Granted........................................    5,698,000       $    5.00          835,175       $    7.50
Canceled.......................................     (585,000)      $    5.00         (119,625)      $    7.50
                                                 -----------                       ----------
Outstanding at September 30, 1996..............    5,113,000       $    5.00          715,550       $    7.50
Granted........................................    1,327,075       $    7.22          254,400       $    7.50
Exercised......................................       (3,000)      $    5.00               --              --
Canceled.......................................     (202,000)      $    5.74         (212,300)      $    7.50
                                                 -----------                       ----------
Outstanding at September 30, 1997..............    6,235,075       $    5.45          757,650       $    7.50
                                                 -----------                       ----------
                                                 -----------                       ----------

    The weighted-average fair values of options granted during fiscal 1997 and 1996 for the 1995 Option Plan were $1.42 and $1.72, respectively. The weighted-average fair values of options granted during fiscal 1997 and 1996 for the 1996 Employee Option Plan were $0.87 and $0.01, respectively.

                       MERIT BEHAVIORAL CARE CORPORATION

16. STOCK OPTIONS AND AWARDS (CONTINUED)
    The following table summarizes information about stock options outstanding as of September 30, 1997:

                                                                   1995 OPTION PLAN     1996 EMPLOYEE OPTION PLAN
                                                                   -----------------  -----------------------------
Range of exercise price..........................................   $    5.00-$7.50             $    7.50
Weighted-average remaining contracted life (years)...............              8.38                  8.51

    As of September 30, 1997, 993,600 shares pertaining to the 1995 Option Plan were exercisable with an exercise price of $5.00. No shares were exercisable for the 1996 Employee Option Plan as of September 30, 1997.

    Prior to the Merger, employees of the Company participated in stock option plans administered by Merck. Pursuant to these plans, options were granted at the fair market value of Merck common stock on the date of grant and generally vest over a period of five years. The Company realizes an income tax benefit when Company employees exercise either (a) nonqualified Merck stock options; or
(b) Merck incentive stock options, assuming the underlying common stock is sold within one year from the date that the incentive stock option was exercised. This benefit results in a decrease in tax liabilities and an increase in additional paid in capital. During 1997 and 1996, the Company recorded tax benefits of $11,630 and $1,505, respectively, from the exercise of Merck options. Information regarding the options outstanding under these plans held by employees of the Company at September 30, 1997 and 1996 is as follows:

                                                        SHARES                  OPTION PRICE PER SHARE
                                                ----------------------  ---------------------------------------
                                                  1997        1996             1997                 1996
                                                ---------  -----------  -------------------  ------------------
Vested........................................    497,353      905,504  $    3.78 to $25.87  $   3.78 to $35.75
Unvested......................................    127,472      391,169  $   21.93 to $22.24  $   3.78 to $35.75
                                                ---------  -----------
Total.........................................    624,825    1,296,673
                                                ---------  -----------
                                                ---------  -----------

    Through September 30, 1995, employees of the Company participated in an Employee Stock Purchase Plan administered by Merck. The stock plan permitted employees of the Company to purchase Merck common stock at the end of each quarter at a price equal to 85% of the fair market value at that date.

17. DISPOSAL OF SUBSIDIARY

    In September 1997, the Company sold Choate for approximately $4,775 ($4,735 of which was received in October 1997). The Company recognized a loss of approximately $6,925 relating to the transaction.

18. MERGER COSTS AND SPECIAL CHARGES

    In fiscal 1997, the Company recognized approximately $733 of expenses associated with uncompleted acquisition transactions. Also, the Company incurred other special charges of approximately $581 related to nonrecurring employee benefit costs associated with the exercise of stock options by employees of the Company under plans administered by Merck. A significant number of these stock options, which were granted prior to the Merger, required exercise by September 30, 1997.

                       MERIT BEHAVIORAL CARE CORPORATION

19. SUPPLEMENTAL INFORMATION

    Supplemental cash flow information and noncash investing and financing activities are as follows:

                                                                                    1997        1996       1995
                                                                                 -----------  ---------  ---------
Supplemental Cash Flow Information:
  Cash (received) paid for income taxes........................................  $      (596) $   1,100  $   2,167
  Cash paid for interest.......................................................       23,568     17,676         --
Supplemental Noncash Investing and Financing Activities:
  Record deferred taxes associated with the Merger.............................           --      7,594         --
  Exercise of Merck stock options..............................................       11,630      1,505         --
  Acquisitions:
    Fair value of assets acquired, other than cash.............................       89,412     14,360         --
    Liabilities assumed........................................................      (41,622)    (2,962)        --
                                                                                 -----------  ---------  ---------
    Total consideration paid...................................................       47,790     11,398         --
    Stock consideration paid...................................................       (5,545)        --         --
                                                                                 -----------  ---------  ---------
    Cash consideration paid....................................................       42,245     11,398         --
    Contingent consideration...................................................          400      1,278      9,580
                                                                                 -----------  ---------  ---------
Cash used for acquisitions, net of cash acquired...............................  $    42,645  $  12,676  $   9,580
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

20. RECENTLY ISSUED ACCOUNTING STANDARD

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which will be effective for the Company beginning October 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis with respect to which operating segments of its business it will provide such information

21. SUBSEQUENT EVENT

    On February 12, 1998, the Company's outstanding stock was aquired by Magellan Health Services, Inc. for approximately $448.9 million in cash plus the repayment of the Company's existing debt. In addition, all options outstanding under the 1995 Option Plan and the 1996 Employee Option Plan vested upon closing of the transaction.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The Unaudited Pro Forma Consolidated Financial Information set forth below is based on the historical presentation of the consolidated financial statements of Magellan, and the historical operating results of Human Affairs International, Incorporated ("HAI"); Allied Health Group, Inc. and certain of its affiliates ("Allied"); Merit; and CMG Health, Inc. ("CMG") and the historical financial position of Merit. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended September 30, 1997 and the three months ended December 31, 1997 give effect to the Crescent Transactions (as defined), the HAI acquisition, the Allied acquisition, the Green Spring Minority Stockholder Conversion (as defined), Merit's acquisition of CMG and the Transactions as if they had been consummated on October 1, 1996. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 gives effect to the Green Spring Minority Stockholder Conversion and the Transactions as if they had been consummated on December 31, 1997.

    The Unaudited Pro Forma Consolidated Statements of Operations do not give effect to hospital acquisitions and closures during the year ended September 30, 1997 as such transactions and events are not considered material to the pro forma presentation. The Unaudited Pro Forma Consolidated Statement of Operations presentation assumes that the net proceeds from the Crescent Transactions, after debt repayment of approximately $200 million, were fully utilized to fund the HAI acquisition and the Allied acquisition. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1997 excludes the non-recurring losses incurred by the Company as a result of the Crescent Transactions.

    The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the results that actually would have been obtained if the operations had been conducted as presented and they are not necessarily indicative of operating results to be expected in future periods. The business of the Company's 50% owned hospital business, Charter Behavioral Health Systems, LLC ("CBHS"), is seasonal in nature with a reduced demand for certain services generally occurring in the first fiscal quarter around major holidays, such as Thanksgiving and Christmas, and during the summer months comprising the fourth fiscal quarter. Accordingly, the Unaudited Pro Forma Statement of Operations for the three months ended December 31, 1997 is not necessarily indicative of the pro forma results expected for a full year. The Unaudited Pro Forma Statement of Operations excludes approximately $60.0 million of cost savings on an annual basis that the Company expects to achieve within eighteen months following consummation of the Merit acquisition. The Unaudited Pro Forma Consolidated Financial Information and notes thereto should be read in conjunction with the historical consolidated financial statements and notes thereto of Magellan and Management's Discussion and Analysis of Financial Condition and Results of Operations of Magellan that appear in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 23, 1997, and in the Company's quarterly report on Form 10-Q/A for the quarterly period ended December 31, 1997, filed on June 26, 1998, which are incorporated herein by reference, and with the historical consolidated financial statements and notes thereto of Merit, which appear elsewhere herein.

    The following is a description of each of the transactions (other than the Transactions, which are described elsewhere herein) reflected in the pro forma presentation:

    CRESCENT TRANSACTIONS. The Crescent Transactions, which were consummated on June 17, 1997, resulted in, among other things: (i) the sale of substantially all of the Company's domestic acute-care psychiatric hospitals and residential treatment facilities (the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities Limited Partnership ("Crescent") for $417.2 million (before costs of approximately $16.0 million); (ii) the creation of CBHS; (iii) the Company entering into the Franchise Agreements (as defined); and (iv) the issuance by Magellan of 2,566,622 warrants to Crescent and Crescent Operating, Inc. ("COI") (1,283,311 warrants each) with an exercise price of $30 per share. CBHS leases the Psychiatric Hospital Facilities from Crescent under a twelve-year operating lease (the "Facilities Lease")

(subject to renewal) for $41.7 million annually, subject to adjustment, with a 5% escalator, compounded annually, plus certain additional rent. The Company enterd into a master franchise agreement (the "Master Franchise Agreement") with CBHS and a franchise agreement with each of the Psychiatric Hospital Facilities and the other facilities operated by CBHS (collectively, the "Franchise Agreements"). Pursuant to the Franchise Agreements, the Company franchises the "CHARTER" System of behavioral healthcare to each of the Psychiatric Hospital Facilities and other facilities operated by CBHS. In exchange, CBHS agreed to pay the Company, pursuant to the Master Franchise Agreement, annual franchise fees (the "Franchise Fees") of approximately $78.3 million. However, CBHS's obligation to pay the Franchise Fees is subordinate to its obligation to pay rent for the Psychiatric Hospital Facilities to Crescent. The warrants issued to Crescent and COI have been valued at $25.0 million in the Company's balance sheet. The Company accounts for its 50% investment in CBHS under the equity method of accounting, which significantly reduces the revenues and related operating expenses presented in the Unaudited Pro Forma Consolidated Statements of Operations. "Divested Operations--Crescent Transactions" in the Unaudited Pro Forma Consolidated Statements of Operations represents the results of operations of the businesses that are operated by CBHS.

    The Company incurred a loss before income taxes, minority interest and extraordinary items of approximately $59.9 million as a result of the Crescent Transactions, which was recorded during fiscal 1997.

    HAI ACQUISITION. On December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna U.S. Healthcare ("Aetna"), for approximately $122.1 million. HAI manages the care of approximately 16.3 million covered lives, primarily through EAPs and other managed behavioral healthcare plans. The Company funded the acquisition of HAI with cash on hand and accounted for the acquisition of HAI using the purchase method of accounting. The Company may be required to make additional contingent payments of up to $60 million annually to Aetna over the five-year period subsequent to closing. The amount and timing of the payments will be contingent upon net increases in the number of HAI's covered lives in specified products. The maximum contingent payments are $300.0 million.

    ALLIED ACQUISITION. On December 5, 1997, the Company purchased the assets of Allied for approximately $70.0 million, of which $50.0 million was paid to the seller at closing with the remaining $20.0 million placed in escrow. Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers, including Blue Cross of New Jersey, CIGNA and NYLCare, covering approximately 3.8 million aggregate lives. Allied has over 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes. The Company funded the Allied acquisition with cash on hand. The Company accounted for the Allied acquisition using the purchase method of accounting. The escrowed amount of the purchase price is payable in one-third increments if Allied achieves specified earnings targets during each of the three years following the closing. Additionally, the purchase price may be increased during the three-year period by up to $40.0 million, if Allied's performance exceeds specified earnings targets. The maximum purchase price payable is $110.0 million.

    GREEN SPRING MINORITY STOCKHOLDER CONVERSION. The minority stockholders of Green Spring Health Services, Inc. ("Green Spring") converted their interests in Green Spring into an aggregate of 2,831,516 shares of the Company's common stock during January 1998 (the "Green Spring Minority Stockholder Conversion"). As a result of the Green Spring Minority Stockholder Conversion, the Company owns 100% of Green Spring. The Company accounted for the Green Spring Minority Stockholder Conversion as a purchase of minority interest at the fair value of the consideration paid.

    MERIT ACQUISITION OF CMG. On September 12, 1997, Merit acquired all of the outstanding capital stock of CMG for approximately $48.7 million in cash and approximately 739,000 shares of Merit common stock. In connection with Merit's acquisition of CMG, the Company may be required to make contingent payments to the former shareholders of CMG if the financial results of certain contracts exceed specified base-line amounts. Such contingent payments are subject to an aggregate maximum of $23.5 million.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            DIVESTED
                                          OPERATIONS--
                             MAGELLAN       CRESCENT                          PRO FORMA       PRO FORMA
                            AS REPORTED   TRANSACTIONS     HAI      ALLIED   ADJUSTMENTS      COMBINED     MERIT      CMG
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------
Net revenue...............  $1,210,696     $(555,324)    $116,736  $143,889    $41,578(1)     $957,575    $555,717  $101,356
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------
Salaries, cost of care and
  other operating
  expenses................     978,513      (426,862)      88,002   137,873     (7,797)(2)     769,729     504,510    99,434
Bad debt expense..........      46,211       (42,720)           0         0          0           3,491           0         0
Depreciation and
  amortization............      44,861       (20,073)         312       362      6,164(3)       31,626      39,400     1,987
Interest, net.............      45,377        (3,233)      (1,604)     (725)    (6,833)(4)      32,982      21,566      (516)
Stock option expense......       4,292             0            0         0          0           4,292           0         0
Equity in loss of CBHS....       8,122             0            0         0     12,028(5)       20,150           0         0
Loss on Crescent
  Transactions............      59,868             0            0         0    (59,868)(6)           0           0         0
Unusual items.............         357        (2,500)           0         0      5,388(7)        3,245       8,239     1,200
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------
                             1,187,601      (495,388)      86,710   137,510    (50,918)        865,515     573,715   102,105
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------

Income (loss) before
  income taxes and
  minority interest.......      23,095       (59,936)      30,026     6,379     92,496          92,060     (17,998)     (749)
Provision for (benefit
  from) income taxes......       9,238       (23,974)      11,480         0     39,550(8)       36,294      (4,126)     (443)
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------
Income (loss) before
  minority interest.......      13,857       (35,962)      18,546     6,379     52,946          55,766     (13,872)     (306)
Minority interest.........       9,102             0            0         0          0           9,102           0         0
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------
Net income (loss).........  $    4,755     $ (35,962)    $ 18,546  $  6,379    $52,946        $ 46,664    $(13,872) $   (306)
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------
                            -----------   ------------   --------  --------  -----------      ---------   --------  --------

Average number of common
  shares
  outstanding--basic......      28,781                                                          28,781
                            -----------                                                       ---------
                            -----------                                                       ---------
Average number of common
  shares
  outstanding--diluted....      29,474                                                          29,474
                            -----------                                                       ---------
                            -----------                                                       ---------
Net income per common
  share--basic............  $     0.17                                                        $   1.62
                            -----------                                                       ---------
                            -----------                                                       ---------
Net income per common
  share--diluted..........  $     0.16                                                        $   1.58
                            -----------                                                       ---------
                            -----------                                                       ---------

                                                               THE
                             MERIT/CMG        MERIT/CMG    TRANSACTIONS
                             PRO FORMA        PRO FORMA     PRO FORMA          PRO FORMA
                            ADJUSTMENTS        COMBINED    ADJUSTMENTS        CONSOLIDATED
                            -----------       ----------   ------------       ------------
Net revenue...............   $(13,042)(9)      $644,031      $      0          $1,601,606
                            -----------       ----------   ------------       ------------
Salaries, cost of care and
  other operating
  expenses................    (18,075)(10)      585,869         5,567(15)       1,361,165
Bad debt expense..........          0                 0             0               3,491
Depreciation and
  amortization............      2,365(11)        43,752        (7,262)(16)         68,116
Interest, net.............      4,390(12)        25,440        36,670(17)          95,092
Stock option expense......          0                 0             0               4,292
Equity in loss of CBHS....          0                 0             0              20,150
Loss on Crescent
  Transactions............          0                 0             0                   0
Unusual items.............     (6,925)(13)        2,514        (1,314)(18)          4,445
                            -----------       ----------   ------------       ------------
                              (18,245)          657,575        33,661           1,556,751
                            -----------       ----------   ------------       ------------
Income (loss) before
  income taxes and
  minority interest.......      5,203           (13,544)      (33,661)         $   44,855
Provision for (benefit
  from) income taxes......      2,095(14)        (2,474)       (9,699)(19)         24,121
                            -----------       ----------   ------------       ------------
Income (loss) before
  minority interest.......      3,108           (11,070)      (23,962)             20,734
Minority interest.........          0                 0        (6,835)(20)          2,267
                            -----------       ----------   ------------       ------------
Net income (loss).........   $  3,108          $(11,070)     $(17,127)         $   18,467
                            -----------       ----------   ------------       ------------
                            -----------       ----------   ------------       ------------
Average number of common
  shares
  outstanding--basic......                                      2,832(20)          31,613
                                                           ------------       ------------
                                                           ------------       ------------
Average number of common
  shares
  outstanding--diluted....                                      2,832(20)          32,306
                                                           ------------       ------------
                                                           ------------       ------------
Net income per common
  share--basic............                                                     $     0.58
                                                                              ------------
                                                                              ------------
Net income per common
  share--diluted..........                                                     $     0.57
                                                                              ------------
                                                                              ------------

     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               MAGELLAN                        PRO FORMA
                                                              AS REPORTED     HAI    ALLIED   ADJUSTMENTS
                                                              -----------   -------  -------  -----------
Net revenue.................................................   $216,097     $19,528  $30,945    $(2,143)(1)
                                                              -----------   -------  -------  -----------
Salaries, cost of care and other operating expenses.........    175,621      15,031   31,068     (1,392)(2)
Bad debt expense............................................      1,070           0        0          0
Depreciation and amortization...............................      6,969          34      100      1,075(3)
Interest, net...............................................      7,401        (256)     (92)     1,816(4)
Stock option expense........................................     (3,959)          0        0          0
Equity in loss of CBHS......................................     11,488           0        0          0
Unusual items...............................................          0           0        0          0
                                                              -----------   -------  -------  -----------
                                                                198,590      14,809   31,076      1,499
                                                              -----------   -------  -------  -----------

Income (loss) before income taxes and minority interest.....     17,507       4,719     (131)    (3,642)
Provision for (benefit from) income taxes...................      7,003       1,879        0     (1,509)(8)
                                                              -----------   -------  -------  -----------
Income (loss) before minority interest......................     10,504       2,840     (131)    (2,133)
Minority interest...........................................      2,876           0        0          0
                                                              -----------   -------  -------  -----------
Net income (loss)...........................................   $  7,628     $ 2,840  $  (131)   $(2,133)
                                                              -----------   -------  -------  -----------
                                                              -----------   -------  -------  -----------

Average number of common shares outstanding--basic..........     28,969
                                                              -----------
                                                              -----------
Average number of common shares outstanding--diluted........     29,784
                                                              -----------
                                                              -----------
Net income per common share--basic..........................   $   0.26
                                                              -----------
                                                              -----------
Net income per common share--diluted........................   $   0.26
                                                              -----------
                                                              -----------

                                                                                        THE TRANSACTIONS
                                                                  PRO FORMA                PRO FORMA            PRO FORMA

                                                                  COMBINED     MERIT      ADJUSTMENTS          CONSOLIDATED

                                                                  ---------   --------  ----------------       ------------

Net revenue.................................................      $264,427    $178,866      $     0              $443,293

                                                                  ---------   --------      -------            ------------

Salaries, cost of care and other operating expenses.........       220,328     164,291       (1,580)(15)          383,039

Bad debt expense............................................         1,070           0            0                 1,070

Depreciation and amortization...............................         8,178      11,028       (1,906)(16)           17,300

Interest, net...............................................         8,869       6,142       10,249(17)            25,260

Stock option expense........................................        (3,959)          0            0                (3,959)

Equity in loss of CBHS......................................        11,488           0            0                11,488

Unusual items...............................................             0         545         (545)(18)                0

                                                                  ---------   --------      -------            ------------

                                                                   245,974     182,006        6,218               434,198

                                                                  ---------   --------      -------            ------------

Income (loss) before income taxes and minority interest.....        18,453      (3,140)      (6,218)                9,095

Provision for (benefit from) income taxes...................         7,373        (468)        (703)(19)            6,202

                                                                  ---------   --------      -------            ------------

Income (loss) before minority interest......................        11,080      (2,672)      (5,515)                2,893

Minority interest...........................................         2,876           0       (2,358)(20)              518

                                                                  ---------   --------      -------            ------------

Net income (loss)...........................................      $  8,204    $ (2,672)     $(3,157)             $  2,375

                                                                  ---------   --------      -------            ------------

                                                                  ---------   --------      -------            ------------

Average number of common shares outstanding--basic..........        28,969                    2,832(20)            31,801

                                                                  ---------                 -------            ------------

                                                                  ---------                 -------            ------------

Average number of common shares outstanding--diluted........        29,784                    2,832(20)            32,616

                                                                  ---------                 -------            ------------

                                                                  ---------                 -------            ------------

Net income per common share--basic..........................      $   0.28                                       $   0.08

                                                                  ---------                                    ------------

                                                                  ---------                                    ------------

Net income per common share--diluted........................      $   0.28                                       $   0.07

                                                                  ---------                                    ------------

                                                                  ---------                                    ------------


     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Adjustments to net revenue for the year ended September 30, 1997, represent franchise fees of $55.5 million for the 259 days ended June 16, 1997 (prior to consummation of the Crescent Transactions) less a $13.9 million decrease in HAI revenue resulting from renegotiated contractual rates with Aetna as a direct result of the acquisition of HAI by the Company. Adjustment to net revenue for the three months ended December 31, 1997 represents the effect of renegotiated contractual rates with Aetna for the two months prior to consummation of the HAI acquisition.

    The pro forma presentation assumes that all Franchise Fees due from CBHS are collectible. Based on operational projections prepared by CBHS management for the quarter ended September 30, 1998, and for the fiscal year ended September 30, 1999, and on CBHS' results of operations through June 30, 1998, the Company believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay the Company during fiscal 1998 and fiscal 1999. CBHS has paid $30.6 million of Franchise Fees to the Company during the nine months ended June 30, 1998. As of June 30, 1998, the Company had Franchise Fees receivable from CBHS, net of equity in loss of CBHS in excess of the Company's investment in CBHS, of approximately $13.2 million reflected in the consolidated balance sheet. The Company expects to receive additional Franchise Fee payments from CBHS of $9.4 million to $14.4 million during the quarter ended September 30, 1998, in the form of cash payments and settlements of other amounts due to CBHS. The Company also estimates that CBHS will be able to pay $15.0 million to $25.0 million of Franchise Fees in fiscal 1999. Accordingly, the Company believes the Franchise Fees receivable from CBHS, net of equity in loss of CBHS in excess of the Company's investment in CBHS, at June 30, 1998, is fully collectible. However, the Company may reflect Franchise Fee revenue in its statements of operations for future periods which is lower in amount than that specified in the Master Franchise Agreement if CBHS does not generate sufficient cash flows to allow for payment of future Franchise Fees. Based on the amount of unpaid Franchise Fees to date, the Company exercised, in the fourth quarter of fiscal 1998, certain rights available to it under the Master Franchise Agreement and assisted CBHS management in formulating and enacting a plan designed to improve profitability.

(2) Adjustments to salaries, cost of care and other operating expenses represent the following (in thousands):

                                                                            THREE MONTHS
                                                       YEAR ENDED               ENDED
                                                     SEPTEMBER 30,          DECEMBER 31,
TRANSACTION              DESCRIPTION                      1997                  1997
-----------  -----------------------------------  --------------------  ---------------------
  Crescent   Fees payable to CBHS by the Company
             for the management of less than
             wholly-owned hospital-based joint
             ventures controlled by the Company
             for the 259 days ended June 16,
             1997...............................      $      7,564           $        --
  Crescent   Reduction of corporate overhead
             that was transferred to CBHS for
             the 259 days ended June 16, 1997...            (2,845)                   --
       HAI   Elimination of Aetna overhead
             allocations........................           (17,162)               (2,044)
       HAI   Bonus expense previously reflected
             in Aetna's financial statements....             1,138                   200
       HAI   Costs absorbed by HAI previously
             incurred by Aetna including
             information technology, human
             resources and legal................             5,110                   852
    Allied   Reduction of shareholders'/
             executives' compensation to revised
             contractual level pursuant to the
             Allied purchase agreement..........              (648)                 (197)
    Allied   Reduction of certain consulting
             agreement costs to revised
             contractual level pursuant to the
             Allied purchase agreement..........              (954)                 (203)
                                                          --------               -------
                                                      $     (7,797)          $    (1,392)
                                                          --------               -------
                                                          --------               -------

(3) Adjustments to depreciation and amortization represent the following (in thousands):

                                                                               THREE MONTHS
                                                          YEAR ENDED               ENDED
                                                        SEPTEMBER 30,          DECEMBER 31,
 TRANSACTION               DESCRIPTION                       1997                  1997
-------------  ------------------------------------  --------------------  ---------------------
Crescent       Elimination of amortization related
               to impaired intangible assets.......       $     (177)            $      --
HAI            Purchase price allocation (i).......            3,948                   676
Allied         Purchase price allocation (ii)......            2,393                   399
                                                             -------               -------
                                                          $    6,164             $   1,075
                                                             -------               -------
                                                             -------               -------

       ---------------------------------

       (i) Represents $4.0 million estimated fair value of property and equipment depreciated over an estimated useful life of 5 years, $83.3 million of goodwill amortized over an estimated useful life of 40 years and $20.7 million estimated fair value of other intangible assets (primarily client lists) amortized over an estimated useful life of 15 years less historical depreciation and amortization.

       (ii) Represents $50.7 million of goodwill amortized over an estimated useful life of 40 years and $16.9 million estimated fair value of other intangible assets (primarily client lists and treatment protocols) amortized over an estimated useful life of 15 years.

    The allocation of the HAI and Allied purchase prices to equipment, goodwill and identifiable intangible assets and estimated useful lives are based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals for such assets.

    Subsequent to the consummation of the HAI acquisition, the Company may be required to make additional contingent payments of up to $60 million annually during the five years following the consummation of the HAI acquisition to Aetna for aggregate potential contingent payments of $300 million. These contingent payments, if any, would be recorded as goodwill and identifiable intangible assets, which would result in estimated additional annual amortization of $11 million to $13 million in future periods if all the contingent payments are made.

    The Company may also be required to make contingent payments to the former owners of Allied of up to $60 million during the three years subsequent to consummation of the Allied acquisition, of which $20 million is in escrow. These contingent payments, if any, would be recorded as goodwill, which would result in estimated additional annual amortization of $1.5 million.

(4) Adjustments to interest, net, represent reductions in interest expense as a result of the repayment of outstanding borrowings under the Magellan Existing Credit Agreement with the proceeds from the Crescent Transactions offset by forgone interest income as a result of using cash on hand to fund the HAI and Allied acquisitions. The Magellan Existing Credit Agreement had an outstanding balance of approximately $131.0 million at May 31, 1997 (prior to consummation of the Crescent Transactions). The pro forma interest expense reduction in fiscal 1997 of approximately $6.8 million represents actual interest expense related to Magellan's Credit Agreements in effect during fiscal 1997, or an effective interest rate of 7.3%

(5) Adjustment to equity in loss of CBHS represents the Company's 50% interest in CBHS' pro forma loss for the 259 day period ended June 16, 1997. The Company's investment in CBHS is accounted for under the equity method of accounting. The Condensed Pro Forma Statement of Operations of CBHS for the year ended September 30, 1997 is as follows (in thousands):

                                               CBHS
                                           OPERATIONS--
                           DIVESTED       106 DAYS ENDED      PRO FORMA      PRO FORMA
                          OPERATIONS    SEPTEMBER 30, 1997   ADJUSTMENTS   CONSOLIDATED
                          -----------  --------------------  ------------  -------------
Net revenue.............   $ 555,324       $    213,730       $    2,565(i)  $   771,619
                          -----------        ----------      ------------  -------------
Salaries, supplies and
  other operating
  expenses..............     426,862            210,277          103,723 (ii      740,862
Bad debt expense........      42,720             17,437                0         60,157
Depreciation and
  amortization..........      20,073                668          (17,333)  ii)        3,408
Interest, net...........       3,233              1,592              167 (iv        4,992
Unusual items...........       2,500                  0                0          2,500
                          -----------        ----------      ------------  -------------
                             495,388            229,974           86,557        811,919
                          -----------        ----------      ------------  -------------
Income (loss) before
  income taxes..........      59,936            (16,244)         (83,992)       (40,300)
Provision for income
  taxes.................      23,974                  0          (23,974)(v)            0
                          -----------        ----------      ------------  -------------
  Net income (loss).....   $  35,962       $    (16,244)      $  (60,018)   $   (40,300)
                          -----------        ----------      ------------  -------------
                          -----------        ----------      ------------  -------------

       ----------------------------------------

       (i) Fees from the Company for the management of less than wholly-owned hospital-based joint ventures controlled by the Company (see note 2) less non-recurring accounts receivable collection fees receivable from the Company (see note 6) of approximately $5.0 million during the 106 days ended September 30, 1997.

       (ii) Adjustments to salaries, supplies and other operating expenses represent the following (in thousands):

                                                                                   259 DAYS
                                                                                    ENDED
                                                                                JUNE 16, 1997
                                                                                --------------
    Franchise Fees (see note 1)...............................................   $     55,463
    Rent expense under the Facilities Lease...................................         44,665
    Additional corporate overhead.............................................          3,595
                                                                                --------------
                                                                                 $    103,723
                                                                                --------------
                                                                                --------------

       (iii) Adjustment to depreciation and amortization represents the decrease in depreciation expense as a result of the sale of property and equipment to Crescent by the Company and the elimination of amortization expense related to impaired intangible assets.

       (iv) Adjustment to interest, net, represents the following (in thousands):

                                                                                   259 DAYS
                                                                                    ENDED
                                                                                JUNE 16, 1997
                                                                                --------------
    Interest expense on debt repaid by the Company............................    $   (3,233)
    Interest expense for the 259 days ended June 16, 1997 for estimated average borrowings of $60 million at an assumed interest rate of 8% per
    annum.....................................................................         3,400
                                                                                --------------
                                                                                  $      167
                                                                                --------------
                                                                                --------------

       (v) CBHS is a limited liability company. Accordingly, provision for income taxes is eliminated as the tax consequences of CBHS ownership will pass through to the Company and COI, the other 50% owner of CBHS.

(6) Adjustment to loss on Crescent Transactions represents the elimination of the non-recurring losses incurred by the Company as a result of the Crescent Transactions as follows (in thousands):

Accounts receivable collection fees(i)............................  $  21,400
Impairment losses on intangible assets(ii)........................     14,408
Exit costs and construction obligation(iii).......................     12,549
Loss on the sale of property and equipment........................     11,511
                                                                    ---------
                                                                    $  59,868
                                                                    ---------
                                                                    ---------

       ----------------------------------------

       (i) Accounts receivable collection fees represent the reduction in the net realizable value of accounts receivable for estimated collection fees on hospital-based receivables retained by the Company. The Company paid CBHS a fee equal to 5% of collections for the first 120 days after consummation of the Crescent Transactions and estimated bad debt agency fees of 40% for receivables collected subsequent to 120 days after the consummation of the Crescent Transactions.

       (ii) The impairment loss on intangible assets resulted from reducing the book value of the Company's investment in CBHS to its approximate fair value at the consummation date of the Crescent Transactions. The impairment losses represent the reductions in the carrying amount of goodwill and other intangible assets related to the divested or contributed CBHS operations.

       (iii) Represents approximately $5.0 million of incremental costs to perform finance and accounting functions transferred to CBHS and approximately $7.5 million for the Company's obligation to replace CBHS' Philadelphia hospital.

(7) Adjustments to unusual items represent the elimination of non-recurring gains on the sale of psychiatric hospitals.

(8) Adjustments to provision for income taxes represent the tax expense related to the pro forma adjustments at the Company's historic effective tax rate of 40% and the imputed income tax expense on the operating results of Allied, which was an S-corporation for income tax purposes and historically did not provide for income taxes.

(9) Adjustment to net revenue represents the elimination of the fiscal 1997 revenues of Choate Health Management, Inc. ("Choate"), which was sold by Merit in fiscal 1997.

(10) Adjustment to salaries, cost of care and other operating expenses represents the elimination of salaries, benefits and other costs of $5.5 million for duplicate CMG personnel and facilities that were eliminated as a direct result of Merit's acquisition of CMG and the elimination of fiscal 1997 expenses of $12.6 million for Choate, which was sold by Merit in fiscal 1997.

(11) Adjustment to depreciation and amortization represents the effect of Merit's purchase price allocation related to the CMG acquisition.

(12) Adjustment to interest, net, represents the effect of increased borrowing by Merit related to the CMG acquisition.

(13) Adjustments to unusual items, net, represents the elimination of non-recurring losses on Merit's sale of Choate.

(14) Adjustment to provision for income taxes represents the tax effect of the Merit/CMG pro forma adjustments.

(15) Adjustments to salaries, cost of care and other operating expenses represent (i) the elimination of fees paid by Merit to its former owner,
    (ii) the presentation of Merit's capitalized start-up costs of $6.1 million and $0.3 million for the fiscal year ended September 30, 1997, and for the three months ended December 31, 1997, respectively, as other operating expenses to conform to the Company's accounting policies and (iii) the elimination of salaries, benefits and other costs of $1.7 million for the three months ended December 31, 1997 for duplicate CMG personnel and facilities that have been announced as a direct result of Merit's acquisition of CMG. The adjustment excludes approximately $60.0 million of cost savings on an annual basis that the Company expects to achieve within eighteen months following consummation of the Merit acquisition.

(16) Adjustments to depreciation and amortization represent the effect of the Merit purchase price allocation and the Green Spring Minority Stockholder Conversion as follows (in thousands):

                                                                                THREE MONTHS
                                                                 YEAR ENDED        ENDED
                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                    1997            1997
                                                               --------------  --------------
Estimated fair value of property and equipment of $51.9
  million depreciated over an estimated useful life of 5
  years......................................................    $   10,384     $      2,595

Estimated goodwill of $641.2 million amortized over an
  estimated useful life of 40 years..........................        16,029            4,008

Estimated fair value of other intangible assets (primarily
  client lists and provider networks) of $140.0 million
  amortized over an estimated useful life of 15 years........         9,333            2,333
                                                               --------------  --------------
Total estimated depreciation and amortization................        35,746            8,936
Elimination of Merit and CMG historical and pro forma
  depreciation and amortization..............................       (43,752)         (11,028)
Effect of Green Spring Minority Stockholder Conversion (i)...           744              186
                                                               --------------  --------------
                                                                 $   (7,262)    $     (1,906)
                                                               --------------  --------------
                                                               --------------  --------------

       ----------------------------------------

       (i) The Green Spring Minority Stockholder Conversion resulted in approximately $20.5 million of additional intangible assets (Goodwill of $6.9 million; Client lists of $13.6 million) with a weighted average useful life of 27.5 years. The additional intangible assets resulted from the excess of the fair value of the consideration paid for the Green Spring Minority Stockholder Conversion ($63.5 million) over the book value of minority interests purchased.

    The allocation of the Merit purchase price to property and equipment, goodwill and identifiable intangible assets and estimated useful lives are based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals for such assets.

(17) Adjustments to interest, net, represent the following (in thousands):

                                                          YEAR ENDED       THREE MONTHS ENDED
                                                        SEPTEMBER 30,         DECEMBER 31,
DESCRIPTION                                                  1997                 1997
---------------------------------------------------  --------------------  -------------------
Elimination of Merit and CMG historical and pro
  forma interest expense...........................      $    (29,959)         $    (7,216)
Elimination of historical interest expense for the
  Magellan Outstanding Notes.......................           (42,188)             (10,547)
Elimination of the Company's historical deferred
  financing cost amortization......................            (1,214)                (610)
Tranche A Term Loan interest expense (i)...........            14,393                3,667
Tranche B Term Loan interest expense (i)...........            14,850                3,781
Tranche C Term Loan interest expense (i)...........            15,308                3,896
Revolving Facility interest expense (i)............             1,570                  400
Foregone interest income--cash proceeds utilized in
  the Merit acquisition at 5.5% per annum..........             3,261                  815
The Notes at an interest rate of 9.0%..............            56,250               14,063
Amortization of deferred financing costs of $35.6
  million over a weighted average life of
  approximately 8.1 years..........................             4,399                2,000
                                                             --------             --------
                                                         $     36,670          $    10,249
                                                             --------             --------
                                                             --------             --------

       ----------------------------------------

       (i) Assumes borrowings are one month LIBOR based, which is consistent with the Company's past borrowing practices. Average one month LIBOR was approximately 5.60% and 5.75% during the year ended September 30, 1997 and the three months ended December 31, 1997, respectively. Each Term Loan is approximately $183.3 million and the Revolving Facility borrowing is $20.0 million. Interest rates utilized to compute pro forma adjustments are as follows:

                                                 YEAR ENDED          THREE MONTHS ENDED
                                                SEPTEMBER 30,           DECEMBER 31,
                                                    1997                    1997
                                           -----------------------  ---------------------
Tranche A Term Loan and Revolving
  Facility (LIBOR plus 2.25%)............              7.85%                   8.00%
Tranche B Term Loan (LIBOR plus 2.50%)...              8.10%                   8.25%
Tranche C Term Loan (LIBOR plus 2.75%)...              8.35%                   8.50%

(18) Adjustments to unusual items represent the following (in thousands):

                                                                              THREE MONTHS
                                                          YEAR ENDED              ENDED
DESCRIPTION                                           SEPTEMBER 30, 1997    DECEMBER 31, 1997
---------------------------------------------------  --------------------  -------------------
Elimination of Merit's transaction costs related to
  Merit's attempt to acquire HAI...................       $     (733)           $      --
Elimination of non-recurring employee benefit costs
  related to stock options which were eliminated
  upon consummation of the Transactions............             (581)                 (57)
Elimination of Merit's transaction costs related
  primarily to the Transactions....................               --                 (488)
                                                             -------              -------
                                                          $   (1,314)           $    (545)
                                                             -------              -------
                                                             -------              -------

(19) Adjustment to provision for income taxes represents the tax benefit related to the pro forma adjustments, excluding annual non-deductible goodwill amortization of $16.1 million related to the Merit acquisition, at the Company's historic effective tax rate of 40%.

(20) Adjustments to minority interest and average number of common shares outstanding (basic and fully diluted) represents the effect of the Green Spring Minority Stockholder Conversion.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                        THE
                                                                                   TRANSACTIONS
                                                          MAGELLAN                   PRO FORMA      PRO FORMA
ASSETS                                                  AS REPORTED      MERIT      ADJUSTMENTS   CONSOLIDATED
                                                        ------------  -----------  -------------  -------------
Current assets:
  Cash and cash equivalents...........................   $  170,459   $    26,153   $   (85,677)(1)  $   110,935
  Accounts receivable, net............................      140,219        49,917             0        190,136
  Restricted cash and investments.....................           --        53,783            --         53,783
  Deferred income taxes...............................            0         6,616             0          6,616
  Other current assets................................       34,438         7,300             0         41,738
                                                        ------------  -----------  -------------  -------------
    Total current assets..............................      345,116       143,769       (85,677)       403,208
Assets restricted for settlement of unpaid claims and
  other long-term liabilities.........................       73,020             0             0         73,020
Property and equipment:
  Land................................................       11,687             0             0         11,687
  Buildings and improvements..........................       72,102         3,596             0         75,698
  Equipment...........................................       74,319       117,151       (68,320)(2)      123,150
                                                        ------------  -----------  -------------  -------------
                                                            158,108       120,747       (68,320)       210,535
  Accumulated depreciation............................      (41,169)      (38,320)       38,320(2)      (41,169)
                                                        ------------  -----------  -------------  -------------
                                                            116,939        82,427       (30,000)       169,366
  Construction in progress............................          995             0             0            995
                                                        ------------  -----------  -------------  -------------
    Total property and equipment......................      117,934        82,427       (30,000)       170,361
Other long-term assets................................       42,932        27,432        (8,624)(3)       61,740
Deferred income taxes.................................        2,178             0        69,351(4)       71,529
Investments in CBHS...................................        5,390             0             0          5,390
Goodwill, net.........................................      242,968       141,787       462,227(5)      846,982
Other intangible assets, net..........................       67,576        56,056       101,188(5)      224,820
                                                        ------------  -----------  -------------  -------------
                                                         $  897,114   $   451,471   $   508,465    $ 1,857,050
                                                        ------------  -----------  -------------  -------------
                                                        ------------  -----------  -------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $   37,663   $     7,217   $         0    $    44,880
  Accrued liabilities.................................      192,426       133,347         9,941(6)      335,714
  Current maturities of long-term debt and capital
    lease obligations.................................        3,604         1,263        (1,263)(7)        3,604
                                                        ------------  -----------  -------------  -------------
      Total current liabilities.......................      233,693       141,827         8,678        384,198
Long-term debt and capital lease obligations..........      391,550       318,002       501,998(7)    1,211,550
Reserve for unpaid claims.............................       40,201             0             0         40,201
Deferred tax liabilities..............................            0        13,525       (13,525)(4)            0
Deferred credits and other long-term liabilities......       15,023         5,034        (3,262)(8)       16,795
Minority interest.....................................       64,785             0       (39,512)(8)       25,273
Commitments and contingencies
Stockholders' equity:
  Common stock........................................        8,387           294           414(9)        9,095
  Additional paid-in capital..........................      338,961         3,768        56,412(9)      399,141
  Retained earnings (accumulated deficit).............     (122,327)      (30,979)       (2,738)(9)     (156,044)
  Warrants outstanding................................       25,050             0             0         25,050
  Common stock in treasury............................      (95,187)            0             0        (95,187)
  Cumulative foreign currency adjustments.............       (3,022)            0             0         (3,022)
                                                        ------------  -----------  -------------  -------------
    Total stockholders' equity........................      151,862       (26,917)       54,088        179,033
                                                        ------------  -----------  -------------  -------------
                                                         $  897,114   $   451,471   $   508,465      1,857,050
                                                        ------------  -----------  -------------  -------------
                                                        ------------  -----------  -------------  -------------

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Adjustments to cash and cash equivalents represent the following (in thousands):

DESCRIPTION                                                                          AMOUNT
--------------------------------------------------------------------------------  ------------
Term Loan Facility borrowings...................................................  $    550,000
Revolving Facility borrowings...................................................        20,000
Proceeds from the Notes.........................................................       625,000
Repayment of Existing Merit Credit Agreement....................................      (219,265)
Repayment of Merit Outstanding Notes............................................      (100,000)
Repayment of Magellan Outstanding Notes.........................................      (375,000)
Cash paid to Merit shareholders.................................................      (448,867)
Transaction costs and accrued interest payments.................................      (137,545)
                                                                                  ------------
                                                                                  $    (85,677)
                                                                                  ------------
                                                                                  ------------

(2) Adjustments to equipment and accumulated depreciation accounts represent the changes necessary to adjust Merit's property and equipment to fair value. See note 16 to Unaudited Pro Forma Consolidated Statement of Operations.

(3) Adjustment to other long-term assets represents the reclassification of deferred start-up costs to identifiable intangible assets.

(4) Adjustments to deferred income tax assets and liabilities represent the tax consequences of the Transactions related primarily to basis differences and recognition of net operating loss carry forwards.

(5) Adjustments to goodwill and other intangible assets represent the following (in thousands):

DESCRIPTION                                                                          AMOUNT
---------------------------------------------------------------------------------  -----------
Merit purchase price allocation..................................................  $   457,715
Green Spring Minority Stockholder Conversion.....................................        4,512
                                                                                   -----------
    Goodwill pro forma adjustment................................................  $   462,227
                                                                                   -----------
                                                                                   -----------
Merit purchase price allocation..................................................  $    75,455
Write-off of Merit deferred financing costs......................................      (10,246)
Write-off of the Company's deferred financing costs..............................      (11,811)
Deferred financing costs related to the Transactions.............................       34,188
Green Spring Minority Stockholder Conversion.....................................       13,602
                                                                                   -----------
    Other intangible asset pro forma adjustment..................................  $   101,188
                                                                                   -----------
                                                                                   -----------

    See note 16 to the Unaudited Pro Forma Consolidated Statements of
Operations.

(6) Adjustments to accrued liabilities represent the following (in thousands):

DESCRIPTION                                                                          AMOUNT
---------------------------------------------------------------------------------  -----------
Payment of Merit accrued interest................................................  $    (2,338)
Payment of the Company's accrued interest........................................       (8,721)
Accrued severance and related costs (i)..........................................       21,000
                                                                                   -----------
                                                                                   $     9,941
                                                                                   -----------
                                                                                   -----------
------------------------

       (i) Includes the initial estimates of costs of severance, lease terminations, relocation and other related costs for the integration of Merit into the Company's existing managed care operations. This amount is subject to change based on finalization of the Company's integration plan.

(7) Adjustments to long-term debt and capital lease obligations (including the current portion) represent the following (in thousands):

DESCRIPTION                                                                          AMOUNT
---------------------------------------------------------------------------------  -----------
Term Loan Facility borrowings....................................................  $   550,000
Revolving Facility borrowings....................................................       20,000
The Notes........................................................................      625,000
Repayment of Merit Existing Credit Agreement.....................................     (219,265)
Repayment of Merit Outstanding Notes.............................................     (100,000)
Repayment of Magellan Outstanding Notes..........................................     (375,000)
                                                                                   -----------
                                                                                   $   500,735
                                                                                   -----------
                                                                                   -----------

(8) Adjustments to deferred credits and other long-term liabilities and minority interest represent the effect of the Green Spring Minority Stockholder Conversion.

(9) Adjustments to the stockholders' equity accounts represent the elimination of Merit's historical stockholders' equity accounts, the increase in accumulated deficit related to the $33.7 million extraordinary loss on the early extinguishment of the Magellan Existing Credit Agreement and the Magellan Outstanding Notes and the effect of issuing 2,831,516 shares of the Company's common stock in the Green Spring Minority Stockholder Conversion, which was valued using the closing price of Company's common stock on December 31, 1997, of $21.50.

EXHIBITS

2(a)       Agreement and Plan of Merger, dated October 24, 1997, among the Company, Merit
           Behavioral Care Corporation and MBC Merger Corporation, which was filed as Exhibit
           2(g) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended
           December 31, 1997, and is incorporated herein by reference. *

4(a)       Indenture, dated as of February 12, 1998, between the Company and Marine Midland
           Bank, as Trustee, relating to the 9% Senior Subordinated Notes due February 15, 2008
           of the Company. *

4(b)       Purchase Agreement, dated February 5, 1998, between the Company and Chase Securities
           Inc. *

4(c)       Exchange and Registration Rights Agreement, dated February 12, 1998 between the
           Company and Chase Securities Inc. *

4(d)       Credit Agreement, dated as of February 12, 1998, among the Company, certain of the
           Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent. *

4(e)       Amendment No. 1, dated as of September 30, 1998, to the Credit Agreement, dated as of
           February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein, and The Chase Manhattan Bank, as administrative agent, which was filed as
           Exhibit 4(e) of Amendment No. 4 to the Company's Registration Statement on Form S-4
           (File No. 333-49335), and is incorporated herein by reference.

23(a)      Consent of Deloitte & Touche LLP to incorporation of the financial statements of
           Merit Behavioral Care Corporation included herein in the Registrant's Registration
           Statement on Form S-3 (File No. 333-20371).

23(b)      Consent of Deloitte & Touche LLP to incorporation of the financial statements of
           Merit Behavioral Care Corporation included herein in the Registrant's Registration
           Statement on Form S-3 (File No. 333-01217).

23(c)      Consent of Deloitte & Touche LLP to incorporation of the financial statements of
           Merit Behavioral Care Corporation included herein in the Registrant's Registration
           Statement on Form S-3 (File No. 333-50423).

23(d)      Consent of Deloitte & Touche LLP to incorporation of the financial statements of
           Merit Behavioral Care Corporation included herein in the Registrant's Registration
           Statement on Form S-3 (File No. 333-53353).

99(a)      Press release, dated October 27, 1997.*

99(b)      Press release, dated February 12, 1998.*

------------------------

    * Filed on February 27, 1998.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 1998                   Magellan Health Services, Inc.

                                          By: /s/ JEFFREY T. HUDKINS
          ----------------------------------------------------------------------
                                          Jeffrey T. Hudkins
                                          Vice President and Controller
                                          (Principal Accounting Officer)